                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-88661
                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1999
                       PRELIMINARY PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED OCTOBER 20, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,500,000 SHARES

                                     [LOGO]

                         CHIEFTAIN INTERNATIONAL, INC.

                                 COMMON SHARES
                               $       PER SHARE
--------------------------------------------------------------------------

Chieftain International, Inc. is offering 2,500,000 common shares. This is a firm commitment underwriting.

Our common shares are listed on the American Stock Exchange and The Toronto Stock Exchange under the symbol "CID." On October 20, 1999, the last reported sales price of our common shares on the American Stock Exchange was U.S. $20.00 per share and on The Toronto Stock Exchange was Cdn. $29.50 per share.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

                                                PER SHARE             TOTAL
                                              --------------      --------------
Price to the public.....................         $                  $
Underwriting discount...................
Proceeds to Chieftain...................

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 375,000 additional common shares from us within 30 days following the date of this prospectus supplement to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
              DAIN RAUSCHER WESSELS
                        A DIVISION OF DAIN RAUSCHER INCORPORATED
                                A.G. EDWARDS & SONS, INC.

           The date of this prospectus supplement is          , 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................     S-5
Risk Factors................................................    S-14
Use of Proceeds.............................................    S-16
Capitalization..............................................    S-17
Common Share Price Range and Dividend Policy................    S-18
Selected Consolidated Financial Data........................    S-19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    S-21
Business and Properties.....................................    S-27
Management..................................................    S-36
Certain Income Tax Considerations...........................    S-39
Underwriting................................................    S-42
Legal Matters...............................................    S-44
Experts.....................................................    S-45
Transfer Agents and Registrars..............................    S-45
Index to Consolidated Financial Statements..................     F-1

                                                                PAGE
                                                              --------
PROSPECTUS
About this Prospectus.......................................       3
Enforcement of Civil Liabilities............................       3
Where You Can Find More Information.........................       3
Forward-Looking Statements..................................       4
Chieftain...................................................       5
Risk Factors................................................       6
Ratios of Earnings to Fixed Charges.........................       8
Use of Proceeds.............................................       9
Description of Share Capital................................       9
Description of Debt Securities..............................      14
Description of Warrants.....................................      19
Plan of Distribution........................................      21
Legal Matters...............................................      22
Experts.....................................................      22

                        ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

IF THE DESCRIPTION OF THE OFFERING VARIES BETWEEN THE PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

                          ----------------------------

                   CERTAIN DEFINITIONS AND OTHER INFORMATION

As used in this prospectus supplement and the accompanying prospectus, the terms "Chieftain," "we," "us" and "our" refer to Chieftain International, Inc., a company organized under the laws of the Province of Alberta, Canada, and its subsidiaries (unless the context indicates a different meaning), and the term "common shares" and "shares" means Chieftain's common shares, no par value. Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectus assumes no exercise of the over-allotment option granted to the underwriters.

As used in this prospectus supplement, "Bcf" means 1,000,000,000 cubic feet of natural gas, "Bcfe" means 1,000,000,000 cubic feet of natural gas equivalent, "MBbls" means 1,000 barrels of crude oil, condensate and natural gas liquids, "Mcf" means 1,000 cubic feet of natural gas, "Mcfe" means 1,000 cubic feet of natural gas equivalent using a ratio of 1 barrel = 6,000 cubic feet of natural gas, "MMcf" means 1,000,000 cubic feet and "MMcfe" means 1,000,000 cubic feet of natural gas equivalent.

All production numbers set forth in this prospectus supplement, whether amounts, costs, revenues or otherwise, are reported net of royalties, unless otherwise indicated.

Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus supplement and the prospectus are expressed in U.S. dollars.

Our principal executive offices are located at 1201 TD Tower, 10088-102 Avenue, Edmonton, Alberta, Canada T5J 2Z1 and our telephone number is (780) 425-1950.

                          ----------------------------

THE COMMON SHARES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR PUBLIC DISTRIBUTION UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY IN CANADA. THE COMMON SHARES ARE NOT BEING AND MAY NOT BE, OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

                         PROSPECTUS SUPPLEMENT SUMMARY

THIS PROSPECTUS SUPPLEMENT SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS SUPPLEMENT BUT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS SUPPLEMENT INCLUDES SPECIFIC TERMS OF THE OFFERING OF OUR COMMON SHARES, INFORMATION ABOUT OUR BUSINESS AND FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTIONS IN BOTH OF THESE DOCUMENTS, AND THE DOCUMENTS WE INCORPORATE BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION.

                                  THE COMPANY

Chieftain International, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil. Our producing properties and exploration acreage are primarily located in the shallow waters of the U.S. Gulf of Mexico. We also have properties located onshore in Louisiana, in the Four Corners area of southeast Utah and in the U.K. sector of the North Sea.

We have assembled a large natural gas and oil lease acreage position in the Gulf of Mexico. Our lease interests in the Gulf of Mexico include a balanced portfolio of exploration and development drilling prospects. These prospects range from high-impact prospects with relatively greater risks, which we believe have the potential to add substantially to our reserves, to relatively lower risk development and exploitation projects with lower reserve potential. Our exploration efforts are supported by an extensive 3-D seismic database covering most of our leases. We believe that our seismic database and related technological expertise have contributed to our successful exploration and development track record. We believe our conservative capital structure provides us with the financial flexibility to take advantage of our prospects and other opportunities, including acquisitons of leasehold acreage and producing properties.

We hold interests in 133 lease blocks located on the continental shelf of the Gulf of Mexico. We also have interests in ten deep-water blocks. Of these lease blocks, 94 are held as exploratory acreage and 49 are held by production. We operate 38 of these blocks. Our average working interest in our Gulf of Mexico leases is approximately 40%. In the third quarter of 1999, we had net production of 75.9 MMcfe per day in the Gulf of Mexico, which represented approximately 77% of our total production.

In addition to our Gulf of Mexico properties, we own various interests in two large light oil producing units in the Four Corners area of southeast Utah where we had net production of 1,774 barrels per day in the third quarter of 1999. We own an interest in approximately 9,600 net acres in the U.K sector of the North Sea where we had net production of 10.5 MMcfe per day in the third quarter of 1999. We are also active in exploratory activities onshore in Louisiana.

At December 31, 1998, we had estimated proved reserves of 207.9 Bcfe. These reserves had a present value of net cash flows before income taxes, discounted at 10%, of $152.5 million using constant natural gas and oil prices in effect on December 31, 1998, which averaged $2.12 per Mcf for natural gas and $9.72 per barrel for oil. If our realized natural gas and oil prices in effect at September 30, 1999 were used in this determination, assuming no other changes, our estimated proved reserves at December 31, 1998, would have increased to
222.7 Bcfe and the present value of net cash flows before income taxes, discounted at 10%, would have increased to $279.0 million. Our average realized prices for our production at September 30, 1999 were $2.58 per Mcf for natural gas and $20.16 per barrel for oil. At December 31, 1998, approximately 62% of our proved reserves were natural gas and approximately 70% of our proved reserves were developed. Our total proved reserves at December 31, 1998 had a reserves-to-production ratio of approximately 6.8 years.

We have experienced substantial growth in proved reserves, production, revenue and cash flow as demonstrated by the following:

 - Since 1994, our overall drilling success rate has been 74% and our drilling success rate for exploratory wells has been 40%. For the nine months ended September 30, 1999, our overall drilling success rate was 73% and our drilling success rate for exploratory wells was 62%.

 - Since 1994, we have added proved reserves of 235 Bcfe, of which 127 Bcfe has been from drilling, 72 Bcfe has been from acquisitions and 36 Bcfe has been from upward revisions of previous estimates.

 - Since 1994, we have replaced 208% of our production.

 - We have increased our average daily production 157% to 98.3 MMcfe per day in the third quarter of 1999 from 38.2 MMcfe per day in 1994.

 - We have increased our net production revenue 18% to $53.0 million for the first nine months of 1999 from $44.9 million for the first nine months of 1998.

 - We have increased our EBITDA 24% to $39.2 million for the first nine months of 1999 from $31.6 million for the first nine months of 1998.

                                 OUR STRENGTHS

We believe that our historical success and future performance are directly related to the following combination of strengths:

 - SUBSTANTIAL INVENTORY OF DRILLING PROJECTS IN THE GULF OF MEXICO. In the Gulf of Mexico, we have generated an inventory of over 45 drilling locations, of which 36 are exploratory. Substantially all of these locations have been evaluated and defined using 3-D seismic data. Our large inventory permits us to be flexible in project selection and in the timing of drilling. By identifying new exploration targets and acquiring additional acreage, we continually add to our drilling inventory.

 - PROVEN EXPLORATORY EXPERTISE. Our ability to define and participate in successful exploratory prospects in the Gulf of Mexico is demonstrated by our exploratory drilling success rate in the Gulf of Mexico of 88% over the nine months ended September 30, 1999.

 - EXPERIENCED TECHNICAL TEAM. Our technical team is comprised of highly respected industry professionals with an average of 22 years of industry experience. We believe our exploration success is a direct result of this team's engineering and technical analyses.

 - FINANCIAL FLEXIBILITY. With the net proceeds of this offering, we will have the ability to repay all or substantially all of our outstanding indebtedness, resulting in approximately $100 million of availability under our revolving credit facility. We seek to maintain low levels of debt in order to respond quickly to drilling or acquisition opportunities.

                                  OUR STRATEGY

Our strategy is to increase our reserves, production, revenue and cash flow through exploration and development drilling and through the acquisition of leasehold acreage and producing properties. The elements of our strategy include the following:

 - FOCUS ON THE GULF OF MEXICO. We focus our operations on the Gulf of Mexico where we have acquired a significant exploration acreage position and assembled a substantial 3-D seismic database. We believe this region combines significant geological potential, reservoir size, quality and deliverability with favorable commodity pricing and attractive finding, development and operating costs.

 - GROW THROUGH EXPLORATION. We are pursuing an active technology-driven exploration program that is designed to balance projects with lower risk and moderate potential with drilling prospects which have higher risk and substantial potential. We generate exploration prospects through geological and geophysical analysis of 3-D seismic and other data and also review prospects generated by others. Currently, we have budgeted approximately $18.6 million for exploration and development capital expenditures for the fourth quarter of 1999 and we expect to use $14.9 million of this amount for exploration activities. We are currently drilling or plan to drill approximately 15 exploratory and development wells in the Gulf of Mexico and in the Gulf Coast area during the fourth quarter of 1999. We have budgeted approximately $86.2 million for exploration and development capital expenditures for 2000, $50.0 million of which we expect to use for exploration activities.

 - MANAGE DRILLING RISKS THROUGH JOINT VENTURES AND THE USE OF ADVANCED TECHNOLOGIES. We seek to limit our financial and operating risks in selected projects by participating in drilling with industry partners and operators. We believe this strategy limits our risk exposure in high potential prospects. Additionally, we have increasingly relied on advanced technologies, including 3-D seismic analysis, to define geologic risks, thereby enhancing the results of our drilling efforts. We also seek to operate our projects in order to better control drilling costs and the timing of drilling.

 - EVALUATE AND PURSUE STRATEGIC ACQUISITIONS. We continually review opportunities to acquire leasehold acreage and producing properties. We seek to acquire properties that we believe have significant exploration potential and to increase our working interest in producing lease blocks when available to us on economically favorable terms.

                           RECENT DRILLING ACTIVITIES

HIGH ISLAND. In August 1999, we announced that our exploratory well on High Island Blocks A-510/A-531, located offshore Texas in the Gulf of Mexico, resulted in an oil and natural gas discovery. This well was drilled to a total depth of 11,107 feet and encountered more than 260 net feet of hydrocarbon-bearing pay in multiple zones. We are now drilling an additional well on Block A-510 and will then design and install production facilities. We operate, and have a 50% working interest in, this project.

NORTHEAST WRIGHT FIELD. The Broussard No. 1 well located onshore in south Louisiana in Vermilion Parish was drilled to a measured depth of 18,340 feet in early October 1999 and production liner has been run to total depth. This well encountered a significant accumulation of natural gas-bearing high quality reservoir rock. It was drilled as a delineation well to confirm and extend natural gas reserves discovered in the D. W. Guidry No. 1 well located approximately one mile to the north. Completion procedures are in progress and we expect production from the Broussard No. 1 well to commence during the fourth quarter of 1999. Production facilities and flow lines in the field are being expanded to accommodate increased production volumes and additional drilling is planned to fully develop the field. We own a 50% interest in the Broussard
No. 1 well and 3,100 acres in the Northeast Wright Field.

VERMILION 267. We have a 60% working interest in the Vermilion 267 No. 1 natural gas discovery well located offshore Louisiana in the Gulf of Mexico. This well reached a total depth of 13,370 feet in early October 1999 and encountered 52 feet of high quality net effective hydrocarbon-bearing reservoir rock. This well has been cased for production and the design of production facilities is in progress. Additional exploratory and development drilling is planned to fully develop the block.

                            RECENT OPERATING RESULTS

Operating results for the three months ended September 30, 1999 reflect increases in production volumes and prices for both natural gas and oil compared with the third quarter of 1998. Our average daily production of natural gas and oil increased 29% to 98 MMcfe (118 MMcfe before royalties) for the third quarter of 1999 from 76 MMcfe (94 MMcfe before royalties) for the third quarter of 1998. Average natural gas prices that we received increased 15% to $2.26 per Mcf for the third quarter of 1999 from $1.96 per Mcf for the third quarter of 1998. Average oil prices that we received increased 63% to $19.31 per barrel for the third quarter of 1999 from $11.86 per barrel for the third quarter of 1998. Total revenue increased 63% to $22.8 million for the third quarter of 1999 from $13.9 million for the third quarter of 1998. Higher production, coupled with higher natural gas and oil prices, resulted in cash flow from operations of $16.3 million for the third quarter of 1999, compared to $7.3 million for the third quarter of 1998, and net income of $1.3 million for the third quarter of 1999 compared to a loss of $2.5 million for the third quarter of 1998.

                                  THE OFFERING

Common shares offered........................  2,500,000 shares

Common shares to be outstanding after the
  offering...................................  15,849,059 shares

Use of proceeds..............................  To fund the development of our existing reserves, to increase our exploration program
                                               and possibly to acquire oil and natural gas
                                               properties. Until funds are required for such
                                               purposes, the proceeds may be used to repay
                                               bank indebtedness or may be invested in
                                               short-term money market instruments. See "Use
                                               of Proceeds."

American Stock Exchange and The Toronto Stock
  Exchange symbol............................  CID

The number of outstanding shares shown above is based on 13,349,059 outstanding shares at September 30, 1999 and excludes:

 - up to 375,000 shares that may be sold to the underwriters upon exercise of their over-allotment option;

 - 1,123,189 shares that may be issued pursuant to share options outstanding as of September 30, 1999; and

 - up to 3,408,375 shares reserved for issuance upon conversion of our subsidiary's $1.8125 cumulative redeemable preferred shares.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information below has been derived from our audited consolidated financial statements for annual and year-end data, and from our unaudited consolidated condensed financial statements for interim-period data. Our financial statements are prepared using Canadian generally accepted accounting principles. Our reporting currency is U.S. dollars. For a discussion of the effect of the differences between Canadian and U.S. generally accepted accounting principles, see footnote 2 to the table below, Note 11 to the audited consolidated financial statements and Note 7 to the unaudited consolidated condensed financial statements which are included elsewhere in this prospectus supplement. The results of operations for the nine months ended September 30, 1999 should not be regarded as indicative of results for the full year.

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                                  -------------------    --------------------------------------------------------
                                                    1999       1998        1998        1997        1996        1995        1994
                                                  --------   --------    --------    --------    --------    --------    --------
                                                      (UNAUDITED)
                                                            (U.S. $ IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
    INCOME STATEMENT DATA:
      Revenues:
        Production revenue......................  $ 64,236   $ 54,489    $ 74,861    $ 84,219    $ 72,838    $ 31,733    $ 35,960
          Less: royalties.......................    11,282      9,637      13,246      14,592      12,226       5,058       5,841
                                                  --------   --------    --------    --------    --------    --------    --------
        Production revenue, net of royalties....    52,954     44,852      61,615      69,627      60,612      26,675      30,119
        Interest income and other...............       570      2,613(1)    2,776(1)    2,428       2,487       4,396       4,757
                                                  --------   --------    --------    --------    --------    --------    --------
          Total.................................    53,524     47,465      64,391      72,055      63,099      31,071      34,876
      Costs and expenses:
        Production costs........................    10,985     12,219      16,355      13,325      12,220       9,563       8,839
        General and administrative expenses.....     3,354      3,668       4,796       4,308       3,972       3,346       3,402
        Interest................................     1,867        285         437          --          --          --          --
        Depletion and amortization(2)...........    38,711     30,096      42,081      36,951      30,920      18,779      21,527
        Additional depletion(2)(3)..............    11,393         --       6,244          --          --          --      15,434
                                                  --------   --------    --------    --------    --------    --------    --------
          Total.................................    66,310     46,268      69,913      54,584      47,112      31,688      49,202
                                                  --------   --------    --------    --------    --------    --------    --------
      Income (loss) before income taxes and
        dividends on preferred shares of a
        subsidiary(4)...........................   (12,786)     1,197      (5,522)     17,471      15,987        (617)    (14,326)
      Provision (benefit) for income taxes
        Current.................................         8         27          14           7         124          34          46
        Deferred................................    (5,416)     1,114      (1,423)      7,304       6,079         124      (4,844)
                                                  --------   --------    --------    --------    --------    --------    --------
          Total.................................    (5,408)     1,141      (1,409)      7,311       6,203         158      (4,798)
                                                  --------   --------    --------    --------    --------    --------    --------
      Income (loss) before dividends on
        preferred shares of a subsidiary........    (7,378)        56      (4,113)     10,160       9,784        (775)     (9,528)
      Dividends on preferred shares of a
        subsidiary(4)...........................     3,707      3,707       4,942       4,942       4,942       4,942       4,942
                                                  --------   --------    --------    --------    --------    --------    --------
      Income (loss) applicable to common
        shares(2)...............................  $(11,085)  $ (3,651)   $ (9,055)   $  5,218    $  4,842    $ (5,717)   $(14,470)
                                                  ========   ========    ========    ========    ========    ========    ========
      Earnings (loss) per common share basic and
        fully diluted(2)........................  $  (0.83)  $  (0.27)   $  (0.67)   $   0.38    $   0.37    $  (0.54)   $  (1.32)
                                                  ========   ========    ========    ========    ========    ========    ========
      Weighted average number of common shares
        outstanding (000's).....................    13,350     13,521      13,480      13,621      13,065      10,633      10,986
                                                  ========   ========    ========    ========    ========    ========    ========
    OTHER FINANCIAL DATA:
      EBITDA(5).................................  $ 39,185   $ 31,578    $ 43,240    $ 54,422    $ 46,907    $ 18,162    $ 22,635
      Cash flow from operations.................    33,603     27,559      37,847      49,473      41,841      13,186      17,647
      Net natural gas and oil capital
        expenditures............................    36,187     66,198      92,573      69,453      57,673     100,502      28,059
    BALANCE SHEET DATA (AT END OF PERIOD):
      Working capital...........................  $  4,709   $  4,032    $  2,392    $ 22,676    $ 42,854    $ 11,216    $103,225
      Total assets(2)...........................   307,863    300,281     318,584     285,125     267,442     204,555     211,032
      Long-term debt............................    45,000     25,000      40,000          --          --          --          --
      Shareholders' equity(2)...................   223,789    240,898     234,946     249,466     244,122     190,534     200,754

---------------------------

(1) Includes a $1.6 million court awarded claim for recovery of past years' excess transportation charges.

(2) The use of U.S. generally accepted accounting principles results in the following:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------------
                                               1999       1998       1998       1997       1996       1995       1994
                                             --------   --------   --------   --------   --------   --------   --------
                                                 (UNAUDITED)
                                                          (U.S. $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Depletion and amortization.................  $ 25,589   $ 27,465   $ 37,846   $ 33,774   $ 28,539   $ 16,004   $ 17,691
Additional depletion*......................    18,497     24,725     95,397         --         --      6,740     18,245
Net income (loss) applicable to
  common shares............................    (6,723)   (18,296)   (63,963)     7,510      6,202     (7,862)   (13,710)
Net income (loss) per common share:
  Basic....................................     (0.50)     (1.35)     (4.75)      0.55       0.47      (0.74)     (1.25)
  Fully diluted............................     (0.50)     (1.35)     (4.75)      0.54       0.46      (0.74)     (1.25)
Total assets...............................   232,022    261,500    238,675    269,178    245,763    186,682    195,136
Shareholders' equity.......................    98,523    151,533    105,318    174,746    167,110    112,162    124,527

---------------------------

  * These amounts reflect non-cash write-downs in accordance with full cost accounting rules under U.S. generally accepted accounting principles.

(3) These amounts reflect non-cash write-downs of the carrying value of natural gas and oil properties in accordance with full cost accounting rules under Canadian generally accepted accounting principles. A write-down of U.S. property carrying costs, at December 31, 1998, of $16.5 million would have been required had December 31, 1998 prices ($2.15 per Mcf and $9.72 per barrel) been used. A write-down of U.S. property carrying costs at December 31, 1994 of $16.8 million would have been required had December 31, 1994 prices ($1.62 per Mcf for natural gas and $16.50 per barrel for oil and natural gas liquids) been used.

(4) In 1992, our subsidiary, Chieftain International Funding Corp., sold 2,726,700 of its $1.8125 cumulative convertible redeemable preferred shares at $25.00 per share. The preferred shares are redeemable, at the option of the subsidiary, and are convertible at any time into 1.25 common shares of Chieftain at the option of the holder.

(5) EBITDA represents income before interest expense, income taxes, depletion and amortization (including all amounts for additional depletion) and dividends paid on preferred shares of a subsidiary. We have reported EBITDA because we believe EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depletion and amortization, which can vary significantly depending upon accounting methods or nonoperating factors such as historical cost. EBITDA is not a calculation based on Canadian or U.S. generally accepted accounting principles and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our Consolidated Statement of Changes in Financial Position and Consolidated Condensed Statement of Cash Flows. Investors should carefully consider the specific items included in our computation of EBITDA. While EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments.

                      SUMMARY RESERVES AND PRODUCTION DATA

The following tables set forth certain summary information with respect to estimates of our oil and natural gas reserves and data about production and sales of oil and natural gas for the periods indicated. Our estimates of U.S. oil and natural gas reserves, the future net revenues therefrom and their discounted present value at a rate of 10%, or PV-10 Value, have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Such information regarding U.K. reserves has been prepared by our personnel. U.K. reserves comprise 5% of our total reserves on a Bcfe basis. See "Risk Factors" in this prospectus supplement and in the accompanying prospectus and "Business and Properties."

                                                                                 AS AT DECEMBER 31,
                                                              --------------------------------------------------------
                                                                1998           1997       1996       1995      1994
                                                              --------       --------   --------   --------   -------
    ESTIMATED PROVED OIL AND NATURAL GAS RESERVES(1):
      Net natural gas reserves (MMcf):
        Proved developed....................................    99,432         89,139     86,997     85,705    33,581
        Proved undeveloped..................................    29,641         35,958     39,804     40,986    25,155
                                                              --------       --------   --------   --------   -------
          Total.............................................   129,073        125,097    126,801    126,691    58,736
                                                              ========       ========   ========   ========   =======
      Net oil reserves (MBbls):
        Proved developed....................................     7,534          8,397      8,397      7,509     5,588
        Proved undeveloped..................................     5,600          2,916        907        943       797
                                                              --------       --------   --------   --------   -------
          Total.............................................    13,134         11,313      9,304      8,452     6,385
                                                              ========       ========   ========   ========   =======
      Total proved oil and natural gas reserves
        (MMcfe)(2)..........................................   207,877        192,975    182,625    177,403    97,046
                                                              ========       ========   ========   ========   =======
    ESTIMATED PRESENT VALUE OF PROVED RESERVES (U.S. $ IN
      THOUSANDS):
      Proved developed......................................  $135,867       $187,697   $218,961   $111,608   $43,595
      Proved undeveloped....................................    16,641         50,615     85,335     40,096    19,333
                                                              --------       --------   --------   --------   -------
        Total PV-10 Value (before income taxes).............  $152,508(3)    $238,312   $304,296   $151,704   $62,928
                                                              ========       ========   ========   ========   =======
        Standardized measure of discounted estimated future
          net cash flows after income taxes(4)..............  $152,508       $199,573   $239,023   $137,494   $60,374
                                                              ========       ========   ========   ========   =======
    PRICES USED IN CALCULATING END OF YEAR PROVED RESERVES:
      U.S. natural gas reserves (per Mcf)...................  $   2.15       $   2.74   $   3.43   $   2.06   $  1.62
      U.K. natural gas reserves (per Mcf)...................      1.74           1.76       2.04       0.86      2.25
      Oil (per barrel)......................................      9.72          16.69      24.03      18.48     16.50

    OTHER RESERVE DATA(1):
      Reserve replacement rate(5)...........................       136%           240%       278%       260%       83%
      Natural gas as a percent of total proved
        reserves(2).........................................        62%            65%        69%        71%       61%
      Proved developed reserves as a percent of total proved
        reserves(2).........................................        70%            72%        75%        74%       69%

                                                                 NINE
                                                                MONTHS
                                                                ENDED                      YEAR ENDED DECEMBER 31,
                                                            SEPTEMBER 30,    ----------------------------------------------------
                                                                 1999          1998       1997       1996       1995       1994
                                                            --------------   --------   --------   --------   --------   --------
    NET AVERAGE DAILY SALES VOLUME:
      Natural gas (MMcf per day)..........................        70.0          67.1       64.2       59.8       29.5       28.4
      Oil and natural gas liquids (barrels per day).......       3,995         3,012      2,261      2,005      1,643      1,631
        Total production (MMcfe per day)(2)...............        93.9          85.2       77.8       71.8       39.3       38.2

    WEIGHTED AVERAGE SALES PRICES:
      Natural gas (per Mcf)...............................      $ 1.89        $ 1.99     $ 2.33     $ 2.09     $ 1.54     $ 1.97
      Oil and natural gas liquids (per barrel)............       15.62         11.74      18.94      20.99      16.94      15.86

    SELECTED DATA PER MCFE:
      Production costs....................................      $ 0.43        $ 0.53     $ 0.47     $ 0.46     $ 0.67     $ 0.63
      General and administrative expenses.................        0.13          0.15       0.15       0.15       0.23       0.24

---------------------------

(1) All reserve quantities are shown net of royalties.

(2) Oil is converted into natural gas equivalents using a conversion ratio of 6 Mcf of natural gas to 1 barrel of oil.

(3) If our realized prices in effect at September 30, 1999, were used in this determination, proved reserves would have increased to 222.7 Bcfe and PV-10 Value would have increased to $279.0 million.

(4) At December 31, 1998, no income taxes would be payable at these natural gas and oil price levels.

(5) Calculated for a three-year period ending with the year presented by dividing the increase in net reserves, including any revisions of those reserves, by the production quantities for such period.

                                  RISK FACTORS

An investment in our common shares involves significant risks. You should carefully consider the following risk factors and the information included under "Risk Factors" in the accompanying prospectus before you decide to buy our common shares. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus before you decide to buy our common shares.

LOW OIL AND NATURAL GAS PRICES ADVERSELY AFFECT OUR FINANCIAL RESULTS AND CONDITION.

Prices for oil and natural gas are volatile and declined significantly during the second half of 1998 and early 1999. Natural gas prices affect us more than oil prices as natural gas was 79% of our 1998 production and 74% of our production in the first nine months of 1999. In 1998, natural gas prices we received were 17% lower than in 1997 and oil prices were 38% lower. Primarily because of lower prices, we recorded ceiling test write-downs in 1994 and in 1998. If prices declined from current levels, we would be negatively affected in several ways:

 - our cash flows would be reduced, decreasing funds available for capital expenditures to replace reserves or increase production;

 - certain reserves could no longer be economic to produce, which would lead to lower reserves and cash flow;

 - our lenders could elect not to extend our credit facility, limiting our liquidity and possibly requiring mandatory loan repayments; and

 - access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable.

Consequently, our revenues and profitability would suffer. Most of the factors which affect gas and oil prices are beyond our control, such as demand, worldwide economic conditions, weather conditions, supply levels, import prices, political conditions in major oil producing regions, especially the Middle East, and actions taken by OPEC.

WE MAY INCUR ADDITIONAL WRITE-DOWNS OF THE CARRYING VALUES OF OUR PROPERTIES.

Accounting rules require that we review the carrying value of our oil and natural gas properties on a periodic basis for possible write-down or impairment. Under these rules, capitalized costs of proved reserves may not exceed the value of estimated future net revenues from those proved reserves. Primarily because of weak oil and natural gas prices, we recorded a $1.1 million pre-tax ceiling limitation write-down for our U.K. properties in 1998 and we recorded a $9.8 million pre-tax ceiling limitation write-down for our U.S. properties in 1994. Similarly, the failure to find economic reserves in Libya and Peru led to a $5.1 million pre-tax impairment of our foreign investments in Libya in 1998 and a further impairment of $11.4 million in 1999 and an impairment of $5.6 million in Peru in 1994. For a description of the effect of the differences in ceiling limitation write-downs in the U.S. and Canada, see Note 11 to the audited consolidated financial statements for the year ended December 31, 1998 and Note 7 to the unaudited consolidated condensed financial statements for the period ended September 30, 1999, included elsewhere in this prospectus supplement.

We may be required to write-down the carrying value of our oil and natural gas properties in the future if oil and natural gas prices are depressed for even a short period of time, are unusually volatile or if we have substantial downward revisions to our proved reserve quantities. Any such ceiling test write-down would result in a charge to earnings and a reduction of shareholders' equity, but would not impact our cash flow from operating activities. Once incurred, these write-downs cannot be reversed at a later date.

Given that full cost accounting rules are applied on a country-by-country basis, we are currently exposed to the risk of a possible write-down or impairment of our properties in the U.K. At September 30, 1999, our investment in the U.K. totaled $7.9 million. Natural gas prices in the U.K. have declined substantially during the past two years and, barring substantial improvement in U.K. natural gas prices, we could be required to make a further ceiling limitation write-down in 1999.

WE RELY ON OUR SENIOR OFFICERS AND OTHER KEY EMPLOYEES.

We rely on key employees and their expertise. If we were to lose several of our key technical employees or executive officers, our operations could suffer during their successors' transition periods.

WE AND OUR SUPPLIERS OR PARTNERS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN DISRUPTION OF OUR OPERATIONS.

Actual effects of the Year 2000 issue are subject to uncertainties. Our Year 2000 program may not completely identify every potential problem that may arise. Our inability to completely solve all potential problems or address all potentially affected systems could materially hurt our business. Likewise, our business suppliers and partners may experience unanticipated Year 2000 problems which could in turn affect our operations. In addition, we have relied on representations from third parties that our systems and the systems of third parties with whom we conduct business are Year 2000 compliant. However, because of the difficulty in anticipating all effects of the Year 2000 issue, these representations are not guarantees. If there are Year 2000 related failures in our critical systems or our business suppliers' and partners' critical systems that create substantial or prolonged disruptions to our business, the adverse impact on us could materially affect our financial condition or results of operations. For a description of our Year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Disclosure."

INCREASED VOLATILITY OF OIL AND NATURAL GAS PRICES CAN CAUSE SUDDEN CHANGES IN THE MARKET FOR OUR COMMON SHARES.

Our quarterly results of operations may fluctuate significantly as a result of variations in oil and natural gas prices and production performance. In recent years, oil and natural gas price volatility has become increasingly severe. You can expect the market price of our common shares to decline when our quarterly results decline or when announcements of adverse events regarding us or the industry are made. Our common share price may decline to a price below the price you paid to purchase your common shares in this offering.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common shares will be
approximately $    million, after deducting underwriting discounts and expenses,
or approximately $    million if the underwriters fully exercise their
over-allotment option.

The net proceeds will be used to fund the development of our existing reserves, to increase our exploration program and may be used to acquire oil and natural gas properties. Until funds are required for such purposes, the proceeds may be used to repay bank indebtedness or may be invested in short-term money market instruments. As of September 30, 1999, our revolving credit facility had an outstanding balance of $45.0 million and its weighted average interest rate was 6.24%. Our credit facility matures June 29, 2000. If we apply the net proceeds of this offering to reduce our bank debt, we will have repaid all or substantially all of the outstanding balance under our credit facility, resulting in a borrowing base of approximately $100.0 million.

                                 CAPITALIZATION

The following table sets forth as of September 30, 1999:

 - our historical capitalization; and

 - our capitalization as adjusted to show the receipt of the estimated net proceeds from the sale of our common shares being sold in this offering and the use of a portion of such proceeds to pay down bank borrowings.

This table should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

                                                              AS OF SEPTEMBER 30, 1999
                                                              ------------------------
                                                                           AS ADJUSTED
                                                                            FOR THIS
                                                              HISTORICAL    OFFERING
                                                              ----------   -----------
                                                               (U.S. $ IN THOUSANDS)
Cash and cash equivalents...................................   $    597     $
                                                               ========     =========
Long term debt:
  Bank borrowings...........................................   $ 45,000     $
                                                               --------     ---------
Shareholders' equity:
  Preferred shares of subsidiary, $1.00 par value,
    10,000,000 shares authorized, 2,726,700
    outstanding(1)..........................................     63,403        63,403
  Common shares, no par value, unlimited shares authorized,
    13,349,059 shares and 15,849,059 shares issued and
    outstanding, respectively, as adjusted for the common
    share offering..........................................    189,010
  Contributed surplus.......................................         26            26
  Deficit...................................................    (28,650)      (28,650)
                                                               --------     ---------
    Total shareholders' equity..............................    223,789
                                                               --------     ---------
    Total capitalization....................................   $268,789     $
                                                               ========     =========

---------------------

(1) In 1992, our subsidiary, Chieftain International Funding Corp., sold 2,726,700 of its $1.8125 cumulative convertible redeemable preferred shares at $25.00 per share. The preferred shares are redeemable, at the option of the subsidiary, and each preferred share is convertible at any time into
    1.25 shares of our common shares at the option of the holder.

This table does not reflect:

  - up to 375,000 shares that may be sold to the underwriters upon exercise of their over-allotment option;

  - 1,123,189 shares that may be issued pursuant to stock options outstanding as of September 30, 1999; and

  - up to 3,408,375 shares reserved for issuance upon conversion of the $1.8125 cumulative redeemable preferred shares issued by our subsidiary, Chieftain International Funding Corp.

                  COMMON SHARE PRICE RANGE AND DIVIDEND POLICY

Our common shares are traded on the American Stock Exchange and The Toronto Stock Exchange under the symbol "CID." The following table sets forth the range of high and low sale prices per share of our common shares as reported by the American Stock Exchange and The Toronto Stock Exchange for the periods indicated.

                                             AMERICAN STOCK EXCHANGE         THE TORONTO STOCK EXCHANGE
                                         -------------------------------   -------------------------------
                                                                TRADING                           TRADING
                                           HIGH       LOW       VOLUME       HIGH       LOW       VOLUME
                                         --------   --------   ---------   --------   --------   ---------
                                               (U.S.$)                           (CDN.$)
    1997
      First Quarter....................   $25.88     $18.63    3,286,000    $35.40     $26.00      581,442
      Second Quarter...................    23.13      18.00    2,921,200     32.00      25.00      395,424
      Third Quarter....................    27.37      20.50    2,375,100     37.65      28.35      722,436
      Fourth Quarter...................    28.13      20.13    2,492,900     38.50      29.00      302,748

    1998
      First Quarter....................    24.75      17.94    2,383,200     30.35      25.60      524,607
      Second Quarter...................    24.75      20.25    1,896,700     35.35      30.10      265,873
      Third Quarter....................    23.75      13.94    3,297,200     34.45      21.60    1,158,000
      Fourth Quarter...................    20.25      14.38    2,212,500     30.70      22.75    1,065,825

    1999
      First Quarter....................    15.50       9.56    3,702,800     23.00      14.50      911,056
      Second Quarter...................    18.63      12.25    2,959,100     26.95      19.25      719,569
      Third Quarter....................    22.75      17.44    1,872,300     34.00      25.90      412,641
      Fourth Quarter...................    20.06      17.00      817,300     29.50      24.80      143,325
        (through October 20th)

On October 20, 1999, the last sale price of our common shares was U.S. $20.00 per share as reported by the American Stock Exchange and Cdn. $29.50 per share as reported by The Toronto Stock Exchange.

We have not paid cash dividends on our common shares in the past. Our current policy, which is to pay no dividends on our common shares, is subject to periodic review and may change depending on our earnings, financial condition and capital requirements. Dividends may be paid on our common shares provided that all dividends on the preferred shares of Chieftain International Funding Corp. and on any preferred shares that we may issue have been paid. See "Description of Share Capital" in the prospectus for more information.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for each of the five years ended December 31, 1998 has been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for each of the nine month periods ended September 30, 1999 and 1998 has been derived from our unaudited consolidated condensed financial statements. In the opinion of our management, the selected consolidated financial data as of and for each of the nine month periods ended September 30, 1999 and 1998 include all normal recurring adjustments necessary to present this information fairly. Our financial statements are prepared using Canadian generally accepted accounting principles. Our reporting currency is U.S. dollars. For a discussion of the effect of the differences between Canadian and U.S. generally accepted accounting principles, see Note 11 to the audited consolidated financial statements and Note 7 to the unaudited consolidated condensed financial statements which are included elsewhere in this prospectus supplement, and footnote 2 below. The results of operations for the nine month periods ended September 30, 1999 should not be regarded as indicative of results for the full year.

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                   ---------------------     ---------------------------------------------------------
                                     1999        1998           1998          1997       1996        1995       1994
                                   --------   ----------     ----------     --------   ---------   --------   --------
                                        (UNAUDITED)
                                               (U.S. $ IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues:
    Production revenue...........  $ 64,236   $   54,489     $   74,861     $ 84,219   $  72,838   $ 31,733   $ 35,960
      Less: royalties............    11,282        9,637         13,246       14,592      12,226      5,058      5,841
                                   --------   ----------     ----------     --------   ---------   --------   --------
    Production revenue, net of
      royalties..................    52,954       44,852         61,615       69,627      60,612     26,675     30,119
    Interest income and other....       570        2,613 (1)      2,776 (1)    2,428       2,487      4,396      4,757
                                   --------   ----------     ----------     --------   ---------   --------   --------
      Total......................    53,524       47,465         64,391       72,055      63,099     31,071     34,876
  Costs and expenses:
    Production costs.............    10,985       12,219         16,355       13,325      12,220      9,563      8,839
    General and administrative
      expenses...................     3,354        3,668          4,796        4,308       3,972      3,346      3,402
    Interest.....................     1,867          285            437           --          --         --         --
    Depletion and
      amortization(2)............    38,711       30,096         42,081       36,951      30,920     18,779     21,527
    Additional depletion(2)(3)...    11,393           --          6,244           --          --         --     15,434
                                   --------   ----------     ----------     --------   ---------   --------   --------
      Total......................    66,310       46,268         69,913       54,584      47,112     31,688     49,202
                                   --------   ----------     ----------     --------   ---------   --------   --------
  Income (loss) before income
    taxes and dividends on
    preferred shares of a
    subsidiary(4)................   (12,786)       1,197         (5,522)      17,471      15,987       (617)   (14,326)
  Provision (benefit) for income
    taxes
    Current......................         8           27             14            7         124         34         46
    Deferred.....................    (5,416)       1,114         (1,423)       7,304       6,079        124     (4,844)
                                   --------   ----------     ----------     --------   ---------   --------   --------
      Total......................    (5,408)       1,141         (1,409)       7,311       6,203        158     (4,798)
                                   --------   ----------     ----------     --------   ---------   --------   --------
  Income (loss) before dividends
    on preferred shares of a
    subsidiary...................    (7,378)          56         (4,113)      10,160       9,784       (775)    (9,528)
  Dividends on preferred shares
    of a subsidiary(4)...........     3,707        3,707          4,942        4,942       4,942      4,942      4,942
                                   --------   ----------     ----------     --------   ---------   --------   --------
  Income (loss) applicable to
    common shares(2).............  $(11,085)  $   (3,651)    $   (9,055)    $  5,218   $   4,842   $ (5,717)  $(14,470)
                                   ========   ==========     ==========     ========   =========   ========   ========
  Earnings (loss) per common
    share:
    Basic and fully diluted(2)...  $  (0.83)  $    (0.27)    $    (0.67)    $   0.38   $    0.37   $  (0.54)  $  (1.32)
                                   ========   ==========     ==========     ========   =========   ========   ========
  Weighted average number of
    common shares
    outstanding (000's)..........    13,350       13,521         13,480       13,621      13,065     10,633     10,986
                                   ========   ==========     ==========     ========   =========   ========   ========

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                   ---------------------     ---------------------------------------------------------
                                     1999        1998           1998          1997       1996        1995       1994
                                   --------   ----------     ----------     --------   ---------   --------   --------
                                        (UNAUDITED)
                                                                  (U.S. $ IN THOUSANDS)
OTHER FINANCIAL DATA:
  EBITDA(5)......................  $ 39,185   $   31,578     $   43,240     $ 54,422   $  46,907   $ 18,162   $ 22,635
  Cash flow from operations......    33,603       27,559         37,847       49,473      41,841     13,186     17,647
  Net natural gas and oil
    capital expenditures.........    36,187       66,198         92,573       69,453      57,673    100,502     28,059

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital................  $  4,709   $    4,032     $    2,392     $ 22,676   $  42,854   $ 11,216   $103,225
  Total assets(2)................   307,863      300,281        318,584      285,125     267,442    204,555    211,032
  Long-term debt.................    45,000       25,000         40,000           --          --         --         --
  Shareholders' equity(2)........   223,789      240,898        234,946      249,466     244,122    190,534    200,754

---------------------------

(1) Includes a $1.6 million court awarded claim for recovery of past years' excess transportation charges.

(2) The use of U.S. generally accepted accounting principles results in the following:

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                   -------------------   ----------------------------------------------------
                                     1999       1998       1998       1997       1996       1995       1994
                                   --------   --------   --------   --------   --------   --------   --------
                                       (UNAUDITED)
                                                (U.S. $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Depletion and amortization.......  $ 25,589   $ 27,465   $ 37,846   $ 33,774   $ 28,539   $ 16,004   $ 17,691
Additional depletion*............    18,497     24,725     95,397         --         --      6,740     18,245
Net income (loss) applicable to
  common shares..................    (6,723)   (18,296)   (63,963)     7,510      6,202     (7,862)   (13,710)
Net income (loss) per common
  share:
  Basic..........................     (0.50)     (1.35)     (4.75)      0.55       0.47      (0.74)     (1.25)
  Fully diluted..................     (0.50)     (1.35)     (4.75)      0.54       0.46      (0.74)     (1.25)
Total assets.....................   232,022    261,500    238,675    269,178    245,763    186,682    195,136
Shareholders' equity.............    98,523    151,533    105,318    174,746    167,110    112,162    124,527

---------------------------

 * These amounts reflect non-cash write-downs in accordance with full cost accounting rules under U.S. generally accepted accounting principles.

(3) These amounts reflect non-cash write-downs of the carrying value of natural gas and oil properties in accordance with full cost accounting rules under Canadian generally accepted accounting principles. A write-down of U.S. property carrying costs, at December 31, 1998, of $16.5 million would have been required had December 31, 1998 prices, $2.15 per Mcf and $9.72 per barrel, been used. A write-down of U.S. property carrying costs at December 31, 1994, of $16.8 million would have been required had December 31, 1994 prices, $1.62 per Mcf for natural gas and $16.50 per barrel for oil and natural gas liquids, been used.

(4) In 1992, our subsidiary, Chieftain International Funding Corp., sold 2,726,700 of its $1.8125 cumulative convertible redeemable preferred shares at $25.00 per share. The preferred shares are redeemable, at the option of the subsidiary, and are convertible at any time into 1.25 common shares of Chieftain at the option of the holder.

(5) EBITDA represents income before interest expense, income taxes, depletion and amortization (including all amounts for additional depletion) and dividends paid on preferred shares of a subsidiary. We have reported EBITDA because we believe EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depletion and amortization, which can vary significantly depending upon accounting methods or nonoperating factors such as historical cost. EBITDA is not a calculation based on Canadian or U.S. generally accepted accounting principles and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our Consolidated Statement of Changes in Financial Position and Consolidated Condensed Statement of Cash Flows. Investors should carefully consider the specific items included in our computation of EBITDA. While EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies. EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our audited consolidated financial statements and our unaudited consolidated condensed financial statements included in this prospectus supplement. The following information contains forward-looking statements. See "Forward-Looking Statements" in the accompanying prospectus.

We produce and sell natural gas and oil acquired through exploration and development or through the purchase of producing properties. Our properties are located offshore in the United States Gulf of Mexico, onshore in Utah and Louisiana and also in the U.K. sector of the North Sea. The majority of our attention and resources is focused on the U.S. Gulf of Mexico area where we hold interests in 143 offshore lease blocks.

Our financial statements and information are reported in U.S. dollars. Substantially all of our revenues and a significant portion of our operating expenses are realized or incurred in U.S. dollars.

Our financial statements are prepared based upon Canadian generally accepted accounting principles. For a discussion of the effect of differences in generally accepted accounting principles in Canada and the United States on our financial statements, see Note 11 to our audited consolidated financial statements and Note 7 to our unaudited consolidated condensed financial statements which are included elsewhere in this prospectus supplement.

OPERATING RESULTS

    FIRST NINE MONTHS 1999 COMPARED TO FIRST NINE MONTHS 1998

PRODUCTION AND PRICING. Our average daily combined natural gas and oil production increased 15% to 93.9 MMcfe (113.7 MMcfe before royalties) for the first nine months of 1999 from 81.4 MMcfe (98.6 MMcfe before royalties) for the corresponding period in 1998. Natural gas comprised 74% of our production for the first nine months of 1999 and 79% of our production for the corresponding period in 1998. For the first nine months of 1999, our natural gas production increased 9% to 19.1 Bcf (23.3 Bcf before royalties) compared to 17.5 Bcf (21.4 Bcf before royalties) for the corresponding period in 1998. For the first nine months of 1999, our oil and natural gas liquids production increased 38% to 1,091 MBbls (1,285 MBbls before royalties) compared to 792 MBbls (912 MBbls before royalties) for the corresponding period in 1998. Natural gas prices averaged $1.89 per Mcf for the first nine months of 1999 compared to $2.02 per Mcf for the corresponding period in 1998. Oil and natural gas liquids prices averaged $15.62 per barrel for the first nine months of 1999 compared to $12.39 per barrel for the corresponding period in 1998.

PRODUCTION REVENUES. For the first nine months of 1999, our combined natural gas and oil production volumes increased 15% from the corresponding period in 1998. A 26% recovery in oil prices was partially offset by a 6% decrease in natural gas prices. As a result, our production revenues for the first nine months of 1999 increased 18% ($8.1 million) to $53.0 million from the corresponding period in 1998.

Eighty-four percent of our natural gas production for the first nine months of 1999 resulted from our interests in 92 wells in the Gulf of Mexico. Our natural gas production increased 9% in the first nine months of 1999 over the corresponding period in 1998. This increase in production resulted primarily from the commencement of production from South Marsh Island 39 at the end of the first quarter of 1999 and from the commencement of initial natural gas production from Main Pass 250 B during the latter half of the second quarter of 1999. We expect to add production in the fourth quarter of 1999 from a discovery made at South Marsh Island 39 during the third quarter of 1999 and from Main Pass 225 D.

At September 30, 1999, we were producing 68.6 MMcf per day of natural gas (82.9 MMcf per day before royalties), of which 57.9 MMcf per day (72.2 MMcf per day before royalties) was from the U.S. and 10.7 MMcf per day (before and after royalties) was from the North Sea. At September 30, 1999, oil production was 4,301 barrels per day (5,089 barrels per day before royalties) of which 1,770 barrels per day (2,027 barrels per day before royalties) was from the Aneth and Ratherford Units in Utah and 2,493 barrels per day (3,022 barrels per day before royalties) was from the Gulf of Mexico.

PRODUCTION COSTS. Our production costs for the first nine months of 1999 decreased 10% from the corresponding period in 1998. This decrease primarily reflects significant pipeline repair costs in the South Pass area during the first quarter of 1998 and a succession of weather induced evacuations of manned facilities in the Gulf of Mexico in the third quarter of 1998. Production costs on a per unit basis decreased to $0.43 per Mcfe ($0.35 per Mcfe before royalties), down 22% from the first nine months' average for 1998 of $0.55 per Mcfe ($0.45 per Mcfe before royalties).

For the first nine months of 1999, production costs were $0.30 per Mcfe ($0.24 per Mcfe before royalties) for Gulf of Mexico area properties, $1.36 per Mcfe ($1.19 per Mcfe before royalties) for the Utah oil producing properties where secondary and tertiary recovery methods are being used, and $0.08 per Mcfe (before and after royalties) for the United Kingdom properties.

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses for the first nine months of 1999 decreased 9% from the corresponding period in 1998. This decrease reflects higher performance-based compensation payments made during the first quarter of 1998 than during the corresponding period in 1999. General and administrative costs for the first nine months of 1999, on a per unit basis, decreased 21% to $0.13 per Mcfe ($0.11 per Mcfe before royalties) compared to $0.17 per Mcfe ($0.14 per Mcfe before royalties) for the corresponding period of 1998.

INTEREST EXPENSE. Our interest expense for the first nine months of 1999 increased compared to the corresponding period in 1998 due to greater credit facility utilization. Our weighted average debt outstanding for the nine months ended September 30, 1999 was $43.3 million compared to $6.1 million for the corresponding period in 1998. The effective interest rate on our outstanding debt for the nine months ended September 30, 1999 was 5.76% compared to 6.19% for the corresponding period in 1998. The weighted average interest rate on our debt at September 30, 1999 was 6.24%.

DEPLETION AND AMORTIZATION. Our depletion and amortization expense for the first nine months of 1999 increased 29% from the corresponding period in 1998 as a result of a 15% increase in our production and an 11% increase in our average depletion rate to $1.51 per Mcfe ($1.25 per Mcfe before royalties). The significant downward revision in our proved reserves at December 31, 1998 that resulted from the low oil prices on that date is primarily responsible for the increase in our effective depletion rate in the first nine months of 1999 compared to the corresponding period in 1998.

In Libya, Chieftain and its partners concluded that a multi-year exploration program and production test is not commercial under the terms of the concession and will therefore terminate the program. As a result, additional depletion of $11.4 million was recorded in the second quarter of 1999 to eliminate this investment, resulting in a charge to operations, net of income taxes, of $6.3 million.

    1998 COMPARED TO 1997

PRODUCTION AND PRICING. Our average daily production increased 10% to 85.2 MMcfe (103.2 MMcfe before royalties) in 1998 from 77.8 MMcfe (93.4 MMcfe before royalties) in 1997. Natural gas comprised 79% of our production in 1998 and 83% in 1997. In 1998, our natural gas production increased 5% to 24.5 Bcf (30.0 Bcf before royalties) compared to 23.4 Bcf (28.3 Bcf before royalties) in

1997. In 1998, our oil and natural gas liquids production increased 33% to 1,100 MBbls (1,271 MBbls before royalties) compared to 825 MBbls (962 MBbls before royalties) in 1997. We received an average price of $1.99 per Mcf in 1998 compared to $2.33 per Mcf in 1997 and we received an average price of $11.74 per barrel in 1998 compared to $18.94 per barrel in 1997.

The combination of economic problems in Asia, the mild North American winter and aggressive international competition for market share caused crude oil prices to fall sharply during 1998, bringing the average price that we received for oil and natural gas liquids to $11.74 per barrel, down 38% from the 1997 average.

The mild North American winter of 1997-98 had a significant downward effect on natural gas prices. Prices during the fourth quarter of 1998 were down 33% from the corresponding quarter in 1997. The average price received for our 1998 U.S. natural gas production declined by 17% to an average of $2.06 per Mcf. In 1998, natural gas production contributed 79% of our revenue.

PRODUCTION REVENUES. In 1998, growth in our combined natural gas and oil production volumes was more than offset by decreases in natural gas and oil prices. As a result, 1998 production revenues decreased 12% to $61.6 million ($74.9 million before royalties).

Eighty-six percent of our 1998 natural gas production came from our interests in 105 wells in the Gulf of Mexico. Our natural gas production in the Gulf of Mexico was up 6% in 1998 from 1997, with increases coming from the Main Pass, Mustang Island, Eugene Island, East Cameron, High Island and Vermilion areas.

Comparing 1998 and 1997, the primary contributors to growth in our production volumes were the East Cameron and Main Pass areas in the Gulf of Mexico and the Aneth and Ratherford Units in southeast Utah. During 1998, 64% of our oil production came from our interests in 269 wells in the Aneth and Ratherford Units and 26% of our oil production came from the Gulf of Mexico.

At year-end 1998, we were producing 78.2 MMcf per day of natural gas (95.5 MMcf per day before royalties), of which 67.9 MMcf per day (85.2 MMcf per day before royalties) was from the U.S. and 10.3 MMcf per day (before and after royalties) was from the North Sea. Our year-end 1998 oil production was 3,453 barrels per day (4,030 barrels per day before royalties) of which 1,893 barrels per day (2,170 barrels per day before royalties) was from the Aneth and Ratherford Units in Utah and 1,280 barrels per day (1,550 barrels per day before royalties) was from the Gulf of Mexico. An additional 220 barrels per day (before and after royalties) was contributed by our interests in two wells in Libya's Sirte Basin.

OTHER REVENUE. Interest and other revenue received by us in 1998 included a non-recurring court award of $1.6 million pursuant to a successful claim for recovery of excess transportation charges incurred from 1990 through 1997.

PRODUCTION COSTS. Our production costs in 1998 increased 23% from 1997 primarily as a result of several weather-induced evacuations of manned facilities in the Gulf of Mexico during the third quarter of 1998, the commencement of production at East Cameron 349 and significant pipeline repair costs in the South Pass area. Our production costs in 1998 increased to $0.53 per Mcfe ($0.43 per Mcfe before royalties), up 12% from the 1997 rate of $0.47 per Mcfe ($0.39 per Mcfe before royalties). Our higher level of oil production, compared to our gas production, was also responsible for our higher 1998 production costs. Higher lifting costs are associated with oil production and oil production comprised 21% of our production volumes in 1998 compared to 17% in 1997.

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased 11% for 1998 compared to 1997. This increase reflects performance-based compensation payments, made during the first quarter, which were higher in 1998 than in 1997. Our general and administrative costs remained constant at $0.15 per Mcfe ($0.13 per Mcfe before royalties) in both 1998 and 1997.

INTEREST EXPENSE. Our interest expense in 1998 increased compared to 1997 due to initial credit facility utilization. Our weighted average debt outstanding for 1998 was $12.3 million and the effective interest rate on our outstanding debt for 1998 was 6.19%. The weighted average interest rate on our debt at December 31, 1998 was 5.65%.

DEPLETION AND AMORTIZATION. Our depletion and amortization expense in 1998 increased 14% compared to 1997 as a result of a 10% increase in production and a 4% increase in the average depletion rate to $1.35 per Mcfe ($1.12 per Mcfe before royalties).

    1997 COMPARED TO 1996

PRODUCTION AND PRICING. Our average daily production increased 8% to 77.8 MMcfe (93.4 MMcfe before royalties) in 1997 from 71.8 MMcfe (85.8 MMcfe before royalties) in 1996. Natural gas comprised 83% of our production in 1997 and 1996. In 1997, our natural gas production increased 7% to 23.4 Bcf (28.3 Bcf before royalties) compared to 21.9 Bcf (26.3 Bcf before royalties) in 1996. In 1997, our oil and natural gas liquids production increased 12% to 825 MBbls (962 MBbls before royalties) compared to 734 MBbls (857 MBbls before royalties) in 1996. The natural gas prices we received in 1997 averaged $2.33 per Mcf compared to $2.09 per Mcf in 1996. The oil prices we received in 1997 averaged $18.94 per barrel compared to $20.99 per barrel in 1996.

Exceptionally strong prices for natural gas in North America prevailed during the winter months at the start of 1997 and also during the period from August to November of 1997. Natural gas prices weakened at year-end due to warm weather and higher than normal deliveries from storage which reduced demand for natural gas.

PRODUCTION REVENUES. Despite the fall in oil prices in 1997, growth in both our natural gas and oil production volumes, combined with a rise in natural gas prices, increased our production revenues 15% ($9 million) to $69.6 million compared to 1996.

Our natural gas production was up 7% in 1997 over 1996, with increases in production coming from the Matagorda Island, East Cameron and Main Pass areas. Eighty-two percent of our 1997 natural gas production came from our interests in 99 natural gas wells in the Gulf of Mexico.

Our production of oil and natural gas liquids increased by 12% in 1997 over 1996. During 1997, 73% of our oil production was from interests in 268 wells in the Aneth and Ratherford Units and 23% was from the Gulf of Mexico.

At 1997 year-end, we were producing 64.1 MMcf per day of natural gas (76.5 MMcf per day before royalties). 50.3 MMcf per day (62.7 MMcf per day before royalties) of this production came from our interests in the U.S. and 13.8 MMcf per day (before and after royalties) came from our interests in the North Sea. Our 1997 year-end oil production was 2,779 barrels per day (3,196 barrels per day before royalties) of which 1,738 barrels per day (2,000 barrels per day before royalties) was from the Aneth and Ratherford Units in Utah and 650 barrels per day (800 barrels per day before royalties) was from the Gulf of Mexico.

PRODUCTION COSTS. Our production costs in 1997 increased 9% from 1996 primarily as a result of the 8% increase in our production volumes. Our production costs were $0.47 per Mcfe ($0.39 per Mcfe before royalties), compared to the 1996 rate of $0.46 per Mcfe ($0.39 per Mcfe before royalties).

GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased 8% in 1997 compared to 1996. Our general and administrative costs were $0.15 per Mcfe ($0.13 per Mcfe before royalties) in 1997, unchanged from $0.15 per Mcfe ($0.13 per Mcfe before royalties) in 1996.

DEPLETION AND AMORTIZATION. Our depletion and amortization expense in 1997 increased 20% as a result of an 8% increase in our production and an 11% increase in our average depletion rate to $1.30 per Mcfe ($1.08 per Mcfe before royalties).

CAPITAL RESOURCES AND LIQUIDITY

Our primary sources of cash are funds generated from our operations and financing activities. Our primary cash outflows are for exploration and development activities.

Discretionary cash flow, a frequently used measure of performance for exploration and production companies, is derived by adjusting net income (loss) attributable to common shares to eliminate the effects of depletion and amortization, additional depletion and deferred income taxes. We generated discretionary cash flow of $33.6 million during the first nine months of 1999 compared to $27.5 million for the corresponding period in 1998. This 22% increase is primarily a result of our higher operating revenues.

Our financing activities in the first nine months of 1999 provided $4.9 million of cash, the net result of the drawdown of $5 million of our revolving credit facility, the exercise of employee stock options and the purchase for cancellation of 7,500 common shares under our share repurchase program, which expires on November 1, 1999. Financing activities during the corresponding period in 1998 provided $20.1 million of cash, which was the net result of:

 - the drawdown of $25 million of our revolving credit facility;

 - the exercise of employee stock options for $0.4 million; and

 - the purchase for cancellation of 264,600 common shares at the cost of $5.3 million under our share repurchase program.

Cash used in investing activities decreased 38% to $42.2 million for the first nine months of 1999 from $67.8 million for the corresponding period in 1998. Our capital expenditures during the first nine months of 1999 totaled
$36.2 million. Of this amount, $1.8 million was expended on development drilling, $23.0 million on exploratory drilling, $4.7 million on capital field development and the balance was expended on leasehold, seismic and geological costs. Of the 15 wells in which we participated in 1999, ten were in the Gulf of Mexico (four of which were still being drilled at September 30, 1999), three were onshore in the U.S. and two were in Libya. Five additional wells were drilled on our Gulf of Mexico acreage at no cost to us, one of which resulted in a natural gas well and four of which were unsuccessful. We are currently drilling or plan to drill approximately 15 exploratory and development wells in the Gulf of Mexico and the Gulf Coast area during the fourth quarter of 1999.

Our September 30, 1999 cash balance of $0.6 million was down $5.5 million from the balance at September 30, 1998. We had outstanding borrowings of $45 million on our $100 million revolving credit facility at September 30, 1999. The weighted average interest rate on our borrowings for the first nine months of 1999 was 5.76%. If we apply the net proceeds of this offering to reduce our bank debt, we will have repaid all or substantially all of the outstanding balance under our revolving credit facility, resulting in a borrowing base of approximately $100.0 million.

OUTLOOK

Currently, we have budgeted approximately $18.6 million for exploration and development capital expenditures for the fourth quarter of 1999. Our preliminary 2000 capital expenditure budget is estimated at $86 million. We expect to fund most of these expenditures from our operational cash flow. These capital expenditures can vary significantly as a result of exploration success, availability of equipment and services and opportunities. We will monitor capital spending and adjust investment levels based on cash flow projections. We will continue to focus on natural gas production in the Gulf of Mexico.

YEAR 2000 DISCLOSURE

We have completed our assessment of our internal Year 2000 issues and have made the changes and employed the testing procedures that we deemed necessary. At this time, we are confident that no internal issues remain that could have a material effect on our financial condition or results of operations. We substantially completed our assessment of the readiness of third parties by the end of the second quarter of 1999. We continue to monitor the readiness of significant third parties in order to obtain assurances that interruptions, if any, will be held to a minimum. We do not consider the costs that we have incurred to date and which we expect to incur in the future to be material.

We have interests in a substantial number of offshore oil and natural gas production facilities that are operated by others. We are required to rely on assessments by others as to Year 2000 readiness of such facilities. Production volumes are transported through pipelines and processed through facilities that are also operated by others. Computers are used extensively to control and operate such pipelines and facilities in the oil and natural gas industry and it is reasonably likely that one or more of these facilities will experience a computer related event which could result in the shutdown of production, transportation or processing facilities for such time as is required to effect alternative controls. We cannot reasonably quantify the estimated lost revenue, if any, which would result from such an interruption. To mitigate the effect of any interruptions, we intend to continue our review of contingency plans prepared by our various operating partners. See "Risk Factors--We and our suppliers or partners may not be Year 2000 compliant, which could result in disruption of our operations."

                            BUSINESS AND PROPERTIES

Chieftain is an independent energy company engaged in the exploration, development and production of natural gas and oil. Our producing properties and exploration acreage are primarily located in the shallow waters of the U.S. Gulf of Mexico. We also have properties located onshore in Louisiana, in the Four Corners area of southeast Utah and in the U.K. sector of the North Sea. We were incorporated under the Business Corporations Act (Alberta) in 1988 and commenced operations upon the closing of our initial public offering on April 20, 1989.

We have assembled a large natural gas and oil lease acreage position in the Gulf of Mexico. Our lease interests in the Gulf of Mexico include a balanced portfolio of exploration and development drilling prospects. These prospects range from high-impact prospects with relatively greater risks, which we believe have the potential to add substantially to our reserves, to relatively lower risk development and exploitation projects with lower reserve potential. Our exploration efforts are supported by an extensive 3-D seismic database covering most of our leases. We believe that our seismic database and related technological expertise have contributed to our successful exploration and development track record. We believe our conservative capital structure provides us with the financial flexibility to take advantage of our prospects and other opportunities, including acquisitions of leasehold acreage and producing properties.

We hold interests in 133 lease blocks located on the continental shelf of the Gulf of Mexico. We also have interests in ten deep-water blocks. Of these lease blocks, 94 are held as exploratory acreage and 49 are held by production. We operate 38 of these blocks. Our average working interest in our Gulf of Mexico leases is approximately 40%. In the third quarter of 1999, we had net production of 75.9 MMcfe per day in the Gulf of Mexico, which represented approximately 77% of our total production.

In addition to our Gulf of Mexico properties, we own various interests in two large light oil producing units in the Four Corners area of southeast Utah where we had net production of 1,774 barrels per day in the third quarter of 1999. We own an interest in approximately 9,600 net acres in the U.K. sector of the North Sea where we had net production of 10.5 MMcfe per day in the third quarter of 1999. We are also active in exploratory activities onshore in Louisiana.

At December 31, 1998, we had estimated proved reserves of 207.9 Bcfe. These reserves had a present value of net cash flows before income taxes, discounted at 10%, of $152.5 million using constant natural gas and oil prices in effect on December 31, 1998, which averaged $2.12 per Mcf for natural gas and $9.72 per barrel for oil. If our realized natural gas and oil prices in effect at September 30, 1999 were used in this determination, assuming no other changes, our estimated proved reserves at December 31, 1998, would have increased to
222.7 Bcfe and the present value of net cash flows before income taxes, discounted at 10%, would have increased to $279.0 million. Our average realized prices for our production at September 30, 1999 were $2.58 per Mcf for natural gas and $20.16 per barrel for oil. At December 31, 1998, approximately 62% of our proved reserves were natural gas and approximately 70% of our proved reserves were developed. Our total proved reserves at December 31, 1998 had a reserves-to-production ratio of approximately 6.8 years.

We have experienced substantial growth in proved reserves, production, revenue and cash flow as demonstrated by the following:

 - Since 1994, our overall drilling success rate has been 74% and our drilling success rate for exploratory wells has been 40%. For the nine months ended September 30, 1999, our overall drilling success rate was 73% and our drilling success rate for exploratory wells was 62%.

 - Since 1994, we have added proved reserves of 235 Bcfe, of which 127 Bcfe has been from drilling, 72 Bcfe has been from acquisitions and 36 Bcfe has been from upward revisions of previous estimates.

 - Since 1994, we have replaced 208% of our production.

 - We have increased our average daily production 157% to 98.3 MMcfe per day in the third quarter of 1999 from 38.2 MMcfe per day in 1994.

 - We have increased our net production revenues 18% to $53.0 million for the first nine months of 1999 from $44.9 million for the first nine months of 1998.

 - We have increased our EBITDA 24% to $39.2 million for the first nine months of 1999 from $31.6 million for the first nine months of 1998.

OUR STRENGTHS

We believe that our historical success and future performance are directly related to the following combination of strengths:

 - SUBSTANTIAL INVENTORY OF DRILLING PROJECTS IN THE GULF OF MEXICO. In the Gulf of Mexico, we have generated an inventory of over 45 drilling locations, of which 36 are exploratory. Substantially all of these locations have been evaluated and defined using 3-D seismic data. Our large inventory permits us to be flexible in project selection and in the timing of drilling. By identifying new exploration targets and acquiring additional acreage, we continually add to our drilling inventory.

 - PROVEN EXPLORATORY EXPERTISE. Our ability to define and participate in successful exploratory prospects in the Gulf of Mexico is demonstrated by our exploratory drilling success rate in the Gulf of Mexico of 88% over the nine months ended September 30, 1999.

 - EXPERIENCED TECHNICAL TEAM. Our technical team is comprised of highly respected industry professionals with an average of 22 years of industry experience. We believe our exploration success is a direct result of this team's engineering and technical analyses.

 - FINANCIAL FLEXIBILITY. With the net proceeds of this offering, we will have the ability to repay all or substantially all of our outstanding indebtedness, resulting in approximately $100 million of availability under our revolving credit facility. We seek to maintain low levels of debt in order to respond quickly to drilling or acquisition opportunities.

BUSINESS STRATEGY

Our strategy is to increase our reserves, production, revenue and cash flow through exploration and development drilling and through the acquisition of leasehold acreage and producing properties. The elements of our strategy include the following:

 - FOCUS ON THE GULF OF MEXICO. We focus our operations on the Gulf of Mexico where we have acquired a significant exploration acreage position and assembled a substantial 3-D seismic database. We believe this region combines significant geological potential, reservoir size, quality and deliverability with favorable commodity pricing and attractive finding, development and operating costs.

 - GROW THROUGH EXPLORATION. We are pursuing an active technology-driven exploration program that is designed to balance projects with lower risk and moderate potential with drilling prospects which have higher risk and substantial potential. We generate exploration prospects through geological and geophysical analysis of 3-D seismic and other data and also review prospects generated by others. Currently, we have budgeted approximately $18.6 million for exploration and development capital expenditures for the fourth quarter of 1999 and we expect to use $14.9 million of this amount for exploration activities. We are currently drilling or plan to drill approximately 15 exploratory and development wells in the Gulf of Mexico and in the Gulf Coast area during the fourth quarter of 1999. We have budgeted approximately $86.2 million for exploration and development capital expenditures for 2000, $50.0 million of which we expect to use for exploration activities.

 - MANAGE DRILLING RISKS THROUGH JOINT VENTURES AND THE USE OF ADVANCED TECHNOLOGIES. We seek to limit our financial and operating risks in selected projects by participating in drilling with industry partners and operators. We believe this strategy limits our risk exposure in high potential prospects. Additionally, we have increasingly relied on advanced technologies, including 3-D seismic analysis, to define geologic risks, thereby enhancing the results of our drilling efforts. We also seek to operate our projects in order to better control drilling costs and the timing of drilling.

 - EVALUATE AND PURSUE STRATEGIC ACQUISITIONS. We continually review opportunities to acquire leasehold acreage and producing properties. We seek to acquire properties that we believe have significant exploration potential and to increase our working interest in producing lease blocks when available to us on economically favorable terms.

PROPERTIES

Our principal natural gas and oil properties are concentrated in the U.S. Gulf of Mexico and, to a lesser extent, onshore Louisiana, Utah and other parts of the U.S. and in the U.K. sector of the North Sea.

The following table summarizes our estimated proved reserves by major operating area and the estimated present value of net cash flows before income taxes, discounted at 10%, of these reserves at December 31, 1998:

                                                   PROVED RESERVES
                                            ------------------------------   ESTIMATED PRESENT
                                                       OIL AND                 VALUE BEFORE
                                                       NATURAL                INCOME TAXES OF
                                            NATURAL      GAS                  PROVED RESERVES
                                              GAS      LIQUIDS     TOTAL         (U.S.$ IN
                                             (MMCF)    (MBBLS)    (MMCFE)       THOUSANDS)
                                            --------   --------   --------   -----------------
Gulf of Mexico............................   96,774      3,865    119,965    $         121,090
Onshore Louisiana.........................   20,672         79     21,145               19,422
Utah and Other Onshore....................    1,517      9,163     56,496                2,991
                                            -------     ------    -------    -----------------
    Total U.S.............................  118,963     13,107    197,606              143,503
U.K. (North Sea)..........................   10,110         27     10,271                9,005
                                            -------     ------    -------    -----------------
    Total(1)..............................  129,073     13,134    207,877    $         152,508
                                            =======     ======    =======    =================

---------------------

(1) If our realized prices in effect at September 30, 1999 were used in this determination, assuming no other changes, proved reserves would have increased to 222.7 Bcfe and PV-10 Value would have increased to $279.0 million.

 GULF OF MEXICO

We concentrate our exploration and development activities in, and devote substantial managerial and financial resources to, the offshore U.S. Gulf of Mexico. The Gulf of Mexico contains a prolific oil and natural gas basin. This area is more than 600 miles long and 100 miles wide and extends from the State of Texas to the State of Florida. We primarily focus our exploration and development activities in the shallow waters (less than 600 feet deep) of the Gulf of Mexico continental shelf. The continental shelf is a low cost operating environment for which technical and analytical data, including 3-D seismic data, are readily available. The vast network of gathering systems and pipelines in the shallow waters of the basin provides excellent access to markets. The Gulf of Mexico's geology is generally characterized by multiple productive horizons and good permeability which is conducive to high initial production and relatively rapid capital payback.

We maintain a large acreage position in the Gulf of Mexico. With an average interest of 40% in 143 blocks, we rank as the sixteenth largest leaseholder and the ninth largest independent producer on the continental shelf. Of these lease blocks, 133 are shallow water blocks and ten are deep-water blocks. We acquired three blocks covering 15,000 acres at the March 1999 Central Gulf of Mexico lease sale. We participated in high bids for three blocks, covering 17,000 acres, at the Western Gulf of Mexico lease sale in late August 1999. Our acreage in the Gulf of Mexico covered 684,495 gross (268,386 net) acres at September 30, 1999. We operate 38 blocks in the Gulf of Mexico.

Described below are the areas of our current exploration and development activity in the Gulf of Mexico. Of these properties, we operate High Island Blocks A-510, A-530 and A-531 and West Cameron Blocks 300 and 386.

HIGH ISLAND. In August 1999, we announced that our exploratory well on High Island Blocks A-510/A-531, located offshore Texas, resulted in an oil and natural gas discovery. This well was drilled to a total depth of 11,107 feet and encountered more than 260 net feet of hydrocarbon-bearing pay in multiple zones. We are now drilling an additional well on Block A-510 and will then design and install production facilities. We operate, and have a 50% working interest in, this project.

VERMILION 267. We have a 60% working interest in the Vermilion 267 No. 1 natural gas discovery well located offshore Louisiana. This well reached a total depth of 13,370 feet in early October 1999 and encountered 52 feet of high quality net effective hydrocarbon-bearing reservoir rock. This well has been cased for production and the design of production facilities is in progress. Additional exploratory and development drilling is planned to fully develop the block.

SOUTH MARSH ISLAND. In March 1999, we commenced production of oil and natural gas from two wells on South Marsh Island Block 39 in which we have a 50% working interest. We commenced additional production in the third quarter of 1999 from two successful exploratory wells drilled into separate fault blocks during the first quarter of 1999. In the third quarter of 1999, we drilled a successful well to test geological zones below then-productive formations which commenced production in late August 1999. A total of six successful wells have been drilled on the block. Our share of production from this block averaged 7.6 MMcf per day of natural gas and 1,500 barrels per day of light oil in the third quarter of 1999 and was the principal contributor to our increased production during this period.

MAIN PASS. Our share of natural gas and natural gas liquids production from Main Pass averaged 14.0 MMcfe per day during the third quarter of 1999. We are continuing drilling and development activity on this property. Production from a new platform is scheduled to commence in the fourth quarter of 1999.

EUGENE ISLAND. Design of production facilities is under way for Eugene Island Block 189 where two successful oil and natural gas discoveries were drilled on separate fault blocks in 1997. A third well is planned after the production platform has been installed. New production is anticipated in early 2000.

OTHER OFFSHORE AREAS. At South Timbalier Block 196, production from a 1999 first-quarter multiple zone oil and natural gas discovery, in which we have a 50% working interest, is expected to commence in early 2000.

Exploratory drilling is under way, or is planned to commence prior to the 1999 year-end, on High Island Block A-530, in which we have a 75% interest, West Cameron Block 300, in which we have a 35% interest, West Cameron Block 386, in which we have an 80% interest, Grand Isle Block 103, in which we have a 20% interest, West Cameron Block 613, in which we have a 25% interest, Matagorda Island Block 704, in which we have a 25% interest, and High Island Block A-510, in which we have a 50% interest.

 ONSHORE LOUISIANA

Currently, we are actively exploring three onshore prospects in Louisiana. These prospects are described below.

VERMILION PARISH--NORTHEAST WRIGHT FIELD. In the second quarter of 1999, drilling commenced to follow up a 1998 discovery well, D.W. Guidry No. 1. The Guidry well discovered 150-feet of net natural gas pay below 17,000 feet. Our interest in this well is subject to a recovery penalty on a portion of well costs. The follow-up well, Broussard No. 1, was drilled as a delineation well to confirm and extend natural gas reserves discovered in the Guidry well. The Broussard No. 1 well was drilled to a measured depth of 18,340 feet in early October 1999 and production liner has been run to total depth. This well encountered a significant accumulation of natural gas-bearing high quality reservoir rock. Completion procedures are in progress and we expect production from the Broussard No. 1 well to commence during the fourth quarter of 1999. Production facilities and flow lines in the field are being expanded to accommodate increased production volumes and additional drilling is planned to fully develop the field. We own a 50% interest in the Broussard No. 1 well and 3,100 acres in the Northeast Wright Field.

LAFOURCHE PARISH--NORTHEAST CHACAHOULA PROSPECT. We are participating, with a 50% interest, in a 17,280-foot exploratory well, Levert No. 1, on the 850-acre Northeast Chacahoula Prospect, which is prospective for both natural gas and oil.

IBERIA PARISH--BAYOU PIGEON PROSPECT. In September 1999, we commenced drilling of a 15,500-foot exploratory well, Williams Land Co. No. 1. We have a 50% interest in the 1,973-acre Bayou Pigeon Prospect.

 UTAH AND OTHER ONSHORE

In the Four Corners area of Utah, we have a 13.4% interest in the Aneth Unit and a 21.4% interest in the Ratherford Unit, both of which produce light oil. During 1998, we drilled 30 multi-lateral horizontal development wells in these fields. We currently have a carbon dioxide tertiary recovery pilot project at the Aneth Unit and we are planning a field-wide tertiary recovery project at the Ratherford Unit. Due to higher operating costs, economic recovery of the reserves in these units is more sensitive to low oil prices than our other properties. For the nine months ended September 30, 1999, our share of production from these fields averaged 1,794 barrels per day. In addition, we also have onshore interests in Montana, North Dakota, Pennsylvania and Texas. Production from these interests during the nine months ended September 30, 1999 was minimal.

 UNITED KINGDOM (NORTH SEA)

In the North Sea, we produce natural gas from two fields in the southern basin of the U.K. sector in which we have a 17% average interest. Our production averaged 9.7 MMcf per day in the nine months ended September 30, 1999 and amounted to 14% of our total natural gas production and 7% of our total natural gas revenue for this period. We plan to participate in a 3-D seismic program on a portion of our North Sea acreage.

RESERVES

The following table sets forth certain summary information with respect to estimates of our oil and natural gas reserves for the periods indicated. Estimates of our U.S. oil and natural gas reserves, the future net revenues therefrom and their discounted present value at a rate of 10%, or PV-10 Value, have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Estimates of our U.K. reserves and related information have been prepared by our personnel. U.K. reserves comprise 5% of our total reserves on a Bcfe basis.

                                                                                 AS AT DECEMBER 31,
                                                         -------------------------------------------------------------------
                                                            1998            1997          1996          1995          1994
                                                         -----------      --------      --------      --------      --------
    ESTIMATED PROVED OIL AND NATURAL GAS RESERVES:
      Natural gas reserves--before royalties (MMcf):
        Proved developed...............................      122,164       105,990       102,017        99,709        40,624
        Proved undeveloped.............................       36,900        43,453        48,597        50,225        26,107
                                                         -----------      --------      --------      --------      --------
          Total........................................      159,064       149,443       150,614       149,934        66,731
                                                         ===========      ========      ========      ========      ========
      Natural gas reserves--net of royalties (MMcf):
        Proved developed...............................       99,432        89,139        86,997        85,705        33,581
        Proved undeveloped.............................       29,641        35,958        39,804        40,986        25,155
                                                         -----------      --------      --------      --------      --------
          Total........................................      129,073       125,097       126,801       126,691        58,736
                                                         ===========      ========      ========      ========      ========
      Oil reserves--before royalties (MBbls):
        Proved developed...............................        8,786         9,591         9,482         8,501         6,317
        Proved undeveloped.............................        6,441         3,415         1,087         1,101           956
                                                         -----------      --------      --------      --------      --------
          Total........................................       15,227        13,006        10,569         9,602         7,273
                                                         ===========      ========      ========      ========      ========
      Oil reserves--net of royalties (MBbls):
        Proved developed...............................        7,534         8,397         8,397         7,509         5,588
        Proved undeveloped.............................        5,600         2,916           907           943           797
                                                         -----------      --------      --------      --------      --------
          Total........................................       13,134        11,313         9,304         8,452         6,385
                                                         ===========      ========      ========      ========      ========
        Total proved oil and natural gas
          reserves--before royalties (MMcfe)(1)........      250,426       227,479       214,028       207,546       110,370
                                                         ===========      ========      ========      ========      ========
        Total proved oil and natural gas reserves--net
          of royalties (MMcfe)(1)......................      207,877       192,975       182,625       177,403        97,046
                                                         ===========      ========      ========      ========      ========
    ESTIMATED PRESENT VALUE OF PROVED RESERVES (U.S. $
      IN THOUSANDS):
        Proved developed...............................  $   135,867      $187,697      $218,961      $111,608      $ 43,595
        Proved undeveloped.............................       16,641        50,615        85,335        40,096        19,333
                                                         -----------      --------      --------      --------      --------
        Total PV-10 Value (before income taxes)........  $   152,508(2)   $238,312      $304,296      $151,704      $ 62,928
                                                         ===========      ========      ========      ========      ========
        Standardized measure of discounted estimated
          future net cash flows after income
          taxes(3).....................................  $   152,508      $199,573      $239,023      $137,494      $ 60,374
                                                         ===========      ========      ========      ========      ========
    PRICES USED IN CALCULATING END OF YEAR PROVED
      RESERVES:
      U.S. natural gas reserves (per Mcf)..............  $      2.15      $   2.74      $   3.43      $   2.06      $   1.62
      U.K. natural gas reserves (per Mcf)..............         1.74          1.76          2.04          0.86          2.25
      Oil (per barrel).................................         9.72         16.69         24.03         18.48         16.50

---------------------------

(1) Oil is converted into natural gas equivalents using a conversion ratio of 6 Mcf of natural gas to 1 barrel of oil.

(2) If our realized prices in effect at September 30, 1999 were used in this determination, proved reserves would have increased to 222.7 Bcfe and their PV-10 Value would have increased to $279.0 million.

(3) At December 31, 1998, no income taxes would be payable at these natural gas and oil price levels.

ACREAGE

The following table summarizes our acreage held as at September 30, 1999. Where applicable, interests that are not working interests (none of which is material) have been converted to working interest equivalents.

                                                              GROSS ACRES   NET ACRES
                                                              -----------   ---------
United States
  Offshore Gulf of Mexico
    Louisiana...............................................      315,414     110,119
    Texas...................................................      369,081     158,267
                                                              -----------   ---------
      Total Offshore Gulf of Mexico.........................      684,495     268,386
                                                              -----------   ---------

  Onshore
    Louisiana...............................................        6,478       3,025
    Montana.................................................        3,240       3,240
    North Dakota............................................        2,277         415
    Pennsylvania............................................          324          36
    Utah....................................................       30,980       5,626
                                                              -----------   ---------
      Total Onshore.........................................       43,299      12,342
                                                              -----------   ---------

Total United States.........................................      727,794     280,728
                                                              -----------   ---------

United Kingdom
  North Sea.................................................       60,273       9,644
                                                              -----------   ---------

      Total, all areas......................................      788,067     290,372
                                                              ===========   =========

DRILLING ACTIVITY

During the nine months ended September 30, 1999, we participated in drilling nine wells in the Gulf of Mexico area, of which eight were successful for an 89% success rate. We accelerated our drilling activity in the Gulf of Mexico region during the third quarter in response to higher natural gas and oil prices. We are currently drilling or plan to drill approximately 15 exploratory and development wells in the Gulf of Mexico and the Gulf Coast area during the fourth quarter of 1999.

The following table summarizes the results of our drilling activities during each of the three years ended December 31, 1998 and the nine months ended September 30, 1999.

                                                                                 GROSS WELLS                  NET WELLS
                                                                         ----------------------------  -----------------------
              PERIOD                             TYPE OF WELL               DRY     SUCCESSFUL  TOTAL  DRY   SUCCESSFUL  TOTAL
-----------------------------------    --------------------------------  ---------  ----------  -----  ----  ----------  -----
Nine months ended                      Exploratory.....................     3         5          8     0.45     4.60     5.05
  September 30, 1999                   Development.....................     --        3          3      --      1.04     1.04

Year ended                             Exploratory.....................     8         7         15     3.45     2.24     5.69
  December 31, 1998                    Development.....................     --        35        35      --      6.58     6.58

Year ended                             Exploratory.....................     9         8         17     2.99     3.32     6.31
  December 31, 1997                    Development.....................     1         43        44     0.50     7.92     8.42

Year ended                             Exploratory.....................     8         7         15     2.26     1.72     3.98
  December 31, 1996                    Development.....................     2         28        30     0.67     5.00     5.67

WELLS

Our productive natural gas and oil wells as at December 31, 1996, 1997 and 1998 and as at September 30, 1999 are listed in the following table.

                                                               NATURAL
                                                              GAS WELLS   OIL WELLS   TOTAL WELLS
                                                              ---------   ---------   -----------
September 30, 1999
  Gross.....................................................    100         290         390
  Net.......................................................   20.85       51.29       72.14
December 31, 1998
  Gross.....................................................    100         287         387
  Net.......................................................   20.44       49.86       70.30
December 31, 1997
  Gross.....................................................    118         287         405
  Net.......................................................   29.06       49.66       78.72
December 31, 1996
  Gross.....................................................    93          295         388
  Net.......................................................   21.28       50.79       72.07

PRODUCTION

The commencement of production from South Marsh Island Block 39 and new production from Main Pass Block 250 were the principal contributors to our increased production in the first nine months of 1999. During the third quarter of 1999, we increased our production of oil and natural gas liquids by 56% from the third quarter of 1998 to a record level of 4,394 barrels per day. The average price that we received for oil and natural gas liquids in the third quarter of 1999 was $19.31 per barrel, an increase of 63% from the third quarter of 1998. Our natural gas production increased by 21% from the third quarter of 1998 to 72 MMcf per day. The average price that we received for U.S. natural gas production in the third quarter was $2.46 per Mcf, an increase of 25% from the third quarter of 1998. The average price that we received for North Sea natural gas production was $0.81 per Mcf, a decrease of 32% from the third quarter of 1998.

The following table summarizes our production volume and weighted average sales prices for the periods indicated.

                                                        NINE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                    -------------------   ----------------------------------------------------
                                                      1999       1998       1998       1997       1996       1995       1994
                                                    --------   --------   --------   --------   --------   --------   --------
NET SALES VOLUME:
  Natural gas--before royalties (MMcf)............   23,327     21,433     30,048     28,316     26,277     12,954     12,604
  Oil and natural gas liquids--before
    royalties (MBbls).............................    1,285        912      1,271        962        857        693        691
  Total production--before royalties
    (MMcfe)(1)....................................   31,035     26,906     37,674     34,088     31,416     17,111     16,753
  Natural gas--net of royalties (MMcf)............   19,098     17,470     24,504     23,431     21,894     10,754     10,382
  Oil and natural gas liquids--net of
    royalties (MBbls).............................    1,091        792      1,100        825        734        600        595
  Total production--net of royalties
    (MMcfe)(2)....................................   25,642     22,223     31,102     28,383     26,296     14,351     13,953

WEIGHTED AVERAGE SALES PRICES:
  Natural gas (per Mcf)...........................  $  1.89    $  2.02    $  1.99    $  2.33    $  2.09    $  1.54    $  1.97
  Oil and natural gas liquids (per barrel)........    15.62      12.39      11.74      18.94      20.99      16.94      15.86

---------------------------

(1) Oil is converted into natural gas equivalents using a conversion ratio of 6 Mcf of natural gas to 1 barrel of oil.

MARKETING

Most of our natural gas reserves are located in the U.S. Gulf of Mexico area where ready deliverability of natural gas through numerous large capacity pipelines and auxiliary feeder pipelines provides flexibility in marketing our natural gas production in the U.S. spot market. Natural gas prices in the U.S. and in the British North Sea are largely determined by competitive market forces.

Most of the natural gas we have produced has been marketed since 1989 by Highland Energy Company, an aggregator for several U.S. natural gas producers, at prices based on spot market prices. Highland Energy Company also assists us in arranging for the marketing of our U.K. natural gas production.

We have sold our oil production from the Aneth and Ratherford Units in the Four Corners area of Utah under successive term contracts to a regional refiner since 1989. Due to the quantity and quality of this oil, we have obtained premiums over locally posted prices for this production. Most of our Gulf of Mexico oil and natural gas liquids production is marketed by Highland Energy Company.

We believe that alternative marketing arrangements would be readily available for our natural gas, oil and natural gas liquids production although any alternative arrangement could be less advantageous to us.

PRICE RISK MANAGEMENT

Market prices of oil and natural gas fluctuate and can adversely affect our operating results. To mitigate some of this risk, from time to time, we may enter into forward contracts for a portion of our production so as to lock in a firm natural gas price for a specific volume and delivery period. We sell most of our gas under short term contractual arrangements and do not engage in speculative forward selling of volumes that cannot be physically delivered.

LITIGATION

We are, in the ordinary course of business, party to various legal proceedings. In the opinion of our management, none of these proceedings, either individually or in the aggregate, is material.

EMPLOYEES

At September 30, 1999, we employed 40 persons. None of our employees is represented by a union. We consider relations with our employees to be excellent.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and their ages as of the date of this prospectus supplement are as follows:

NAME                                     AGE                        POSITION
----                                   --------                     --------
David E. Mitchell, O.C. .............     73           Director and Chairman of the Board
                                                       of Directors

Stanley A. Milner....................     70           Director, President and Chief
                                                       Executive Officer

Stephen C. Hurley....................     49           Director, Senior Vice President and
                                                       Chief Operating Officer

Edward L. Hahn.......................     62           Senior Vice President, Finance and
                                                       Treasurer

Esther S. Ondrack....................     59           Director, Senior Vice President and
                                                       Secretary

James B. Lewis.......................     49           Senior Vice President, Operations

S. Jay Milner........................     41           Vice President, Drilling and
                                                       Production

Ronald J. Stefure....................     52           Vice President and Controller

Hugh J. Kelly........................     74           Director

John E. Maybin.......................     74           Director

Louis G. Munin.......................     65           Director

Stuart T. Peeler.....................     69           Director

Our Board of Directors consists of eight members. Each member of the Board is elected for a term of three years and their terms are staggered. At our last annual meeting of shareholders, held in May 1999, Messrs. Kelly, Munin and Peeler were re-elected to serve until 2002. The terms of Messrs. Hurley and Maybin and of Mrs. Ondrack expire in 2000. The terms of Messrs. Milner and Mitchell expire in 2001. All of our Directors are also Directors of our subsidiary, Chieftain International Funding Corp.

DAVID E. MITCHELL, O.C., who is Chairman Emeritus of Alberta Energy
Company Ltd., has been Chairman of the Board of Directors of Chieftain since February 1989. A graduate in engineering of the University of Oklahoma, he was President and Chief Executive Officer and a director of Alberta Energy from 1974 until 1993 and chairman of its Board of Directors from 1993 to 1999.
Mr. Mitchell is also a former director of Air Canada, The Bank of Nova Scotia, Hudson's Bay Company, Lafarge Corporation, Noranda Mines Ltd. and Pan-Alberta Gas Ltd. He has been awarded the Order of Canada and he is a former president of the Independent Petroleum Association of Canada. Mr. Mitchell is Stanley A. Milner's first cousin.

STANLEY A. MILNER has been President and Chief Executive Officer and a Director of Chieftain since Chieftain's incorporation in 1988. Mr. Milner served in the same capacities with Chieftain Development Co. Ltd., which he founded in June 1964. A graduate of the University of Alberta and a member of the

Engineering Institute of Canada, he is chairman of the Board of Directors of Alberta Energy Company Ltd. and a former director of Canadian Imperial Bank of Commerce and Canadian Pacific Limited. He is a former president of the Independent Petroleum Association of Canada, a former alderman of the City of Edmonton and a former chairman of the Board of Governors of the University of Alberta. Mr. Milner is S. J. Milner's father and David E. Mitchell's first cousin.

STEPHEN C. HURLEY has been Senior Vice President, Chief Operating Officer and a Director of Chieftain since 1997. He joined Chieftain in 1995 as Senior Vice President, Exploration and Chief Operating Officer. From 1991 to 1995, he was employed by Murphy Exploration and Production Company as Vice President, Exploration and Production responsible for worldwide exploration. Mr. Hurley was employed by Ocean Drilling & Exploration Company, a subsidiary of Murphy Exploration and Production, as Vice President, Exploration from 1987 to 1991, General Manager, Exploration from 1984 to 1987 and Senior Geologist from 1980 to 1984. From 1975 to 1980 he was employed by Exxon Company USA. Mr. Hurley graduated in 1975 from the University of Arkansas with a Master of Science degree in geology. He is a member of the American Association of Petroleum Geologists, the New Orleans Geological Society, the Society of Exploration Geophysicists and the American Petroleum Institute.

EDWARD L. HAHN has been Senior Vice President, Finance and Treasurer of Chieftain since 1995. From the time of Chieftain's incorporation in 1988 to 1995, he was Vice President, Finance and Treasurer. Prior to 1988, Mr. Hahn was Senior Vice President, Finance and Treasurer of Chieftain Development Co. Ltd. A chartered accountant, Mr. Hahn joined Chieftain Development as Controller in 1976 with 15 years experience in public accounting and seven years of experience in oil field manufacturing.

ESTHER S. ONDRACK has been Senior Vice President, Secretary and a Director of Chieftain since 1995. From the time of Chieftain's incorporation in 1988 to 1995, she was Vice President, Secretary and a Director. Prior to 1988,
Mrs. Ondrack was Senior Vice President, Administration, Corporate Secretary and a director of Chieftain Development Co. Ltd. A graduate of the University of Alberta, Mrs. Ondrack joined Chieftain Development in 1964. Mrs. Ondrack is a former director of TELUS Corporation and has also served as a public governor of the Canadian Institute of Chartered Accountants.

JAMES B. LEWIS was appointed Senior Vice President, Operations of Chieftain on October 1, 1999. Mr. Lewis was a consultant to Chieftain from May 1998 until September 1999. He was employed by Enron Oil & Gas Company as Vice President and General Manager, Offshore Division from 1992 to April 1998 and Offshore Operations Manager from 1984 to 1992. Prior to joining Enron, he was Vice President, Acquisitions for Conquest Petroleum for two years and, prior to his employment with Conquest, he was employed by Tenneco Oil Company in various engineering capacities. Mr. Lewis holds a degree from Louisiana State University in petroleum engineering. He is a registered engineer in Texas and Louisiana and is a member of the Society of Petroleum Engineers.

S. JAY MILNER has been Vice President, Drilling and Production of Chieftain since 1995. From the time of Chieftain's incorporation in 1988 to 1995, he held the position of Manager, Drilling and Production. Prior to 1988, Mr. Milner was Manager, Drilling and Production of Chieftain Development Co. Ltd. Before joining Chieftain Development, he was employed by Dome Petroleum Limited as a drilling engineer. Mr. Milner holds a degree in engineering from the University of Alberta. Mr. Milner is Stanley A. Milner's son.

RONALD J. STEFURE has been Vice President and Controller of Chieftain since 1995. From October 1989 to 1995, he was Chieftain's Controller. Prior to that date, Mr. Stefure was Accounting Manager with Chieftain Development Co. Ltd.

HUGH J. KELLY, an energy consultant, has been a Director of Chieftain since July 1989. Mr. Kelly served as Chief Executive Officer of Ocean Drilling & Exploration Company from 1958 to June 1989. He was also associated with Chevron Oil Company for seven years before joining Ocean Drilling. Mr. Kelly is a director of Tidewater Inc. and Gulf Island Fabrication Inc. and a former director of Baroid Corporation, Central Louisiana Electric Co., and Hibernia National Bank. He is also a former chairman of Mid-Continent Oil and Gas Association and the National Ocean Industries Association. Mr. Kelly is a graduate of Louisiana State University Law School.

JOHN E. MAYBIN, who is a consultant, has been a Director of Chieftain since
June 1991. He has held executive positions with various companies, including Canadian Utilities Limited and petroleum-related organizations. Mr. Maybin, a former director of Alberta Energy Company Ltd., Colmac Energy, Inc., International Mill Services Limited and Majestic Contractors Limited, is also a former chairman of the Canadian Gas Association. Mr. Maybin is a graduate of the University of Alberta and Princeton University.

LOUIS G. MUNIN, a financial consultant, has been a Director of Chieftain since February 1989. A graduate of DePaul University and a certified public accountant, Mr. Munin was engaged in public accounting with the firm of Arthur Andersen from 1955 until 1966. After leaving Arthur Andersen, he held various executive positions with General Portland Cement Company and its successor, Lafarge Corporation, through 1988. He is a director of Lafarge Canada Inc. and Walden Residential Properties, Inc. and also serves as a member of the Finance Committee of the Board of Directors of Lafarge Corporation.

STUART T. PEELER, a petroleum industry consultant, has been a Director of Chieftain since February 1989. A graduate of Stanford University Law,
Mr. Peeler practiced law with the firm of Musick, Peeler & Garrett from 1953 until 1973 and has held various senior positions with independent energy companies. Mr. Peeler is a director of CalMat Co. (formerly California Portland Cement Company), Homestake Mining Company and Homestake Gold of Australia, Ltd. He is also a trustee of The J. Paul Getty Trust and The J. Paul Getty Museum.

                       CERTAIN INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

In the opinion of Bennett Jones, Canadian counsel to Chieftain, the following is a summary of certain of the Canadian federal income tax considerations which will generally be applicable to holders of the common shares who are residents of the United States ("U.S. Residents") for the purposes of the CANADA-UNITED STATES INCOME TAX CONVENTION, 1980 (the "Convention") and are not residents of Canada for the purposes of the INCOME TAX ACT (Canada) who deal at arm's length with us for the purposes of the Canadian Tax Act and who do not use or hold, and are not deemed to use or hold, such common shares in, or in the course of, carrying on a business in Canada. This summary is based upon the current provisions of the INCOME TAX ACT (Canada) and the regulations thereunder, proposed amendments thereto publicly announced by the Minister of Finance, Canada, prior to the date hereof, and the provisions of the Convention as in effect on the date hereof.

THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. RESIDENT. ACCORDINGLY, U.S. RESIDENTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

A U.S. Resident will only be subject to taxation in respect of the disposition of its common shares to the extent such shares constitute "taxable Canadian property." Generally, common shares will constitute taxable Canadian property to a U.S. Resident if, at any time during the five year period immediately preceding the disposition or deemed disposition of the common shares, the U.S. Resident, either alone or together with persons with whom the U.S. Resident did not deal at arm's length, owned or had an interest in or an option to acquire 25% or more of the issued shares of any class or series of our capital stock, or the U.S. Resident's common shares were acquired in a tax deferred exchange in consideration for property that was itself "taxable Canada property."

A U.S. Resident whose common shares constitute taxable Canadian property may nonetheless be exempted from taxation on gains to the extent that it can avail itself of the provisions of the Convention. The Convention provides such an exemption for a U.S. Resident, provided that the value of the common shares at the time of disposition is not derived principally from real property situated in Canada (including certain rights and royalties to explore for petroleum and natural gas resources in Canada).

Dividends paid or credited or deemed to be paid or credited to a U.S. Resident in respect of the common shares will generally be subject to Canadian withholding tax. Currently, under the Convention, the rate of Canadian withholding tax which would apply on dividends paid or credited or deemed to be paid or credited by us to a U.S. Resident is (a) 5% if the beneficial owner of the dividends is a company which owns at least 10% of our voting stock, and
(b) 15% in all other cases.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cravath, Swaine & Moore, U.S. counsel to Chieftain, the following is a general description of the material U.S. federal income tax consequences applicable to United States holders of common shares. The following discussion deals only with common shares held as a capital asset by U.S. holders. It does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or certain "straddle" or hedging transactions. A "U.S. holder" is (i) a citizen or resident of the United States for United States federal income tax purposes,
(ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof

(including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source,
(iv) a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons or (v) a person otherwise subject to United States federal income tax on its worldwide income.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF COMMON SHARES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE OR LOCAL LAW.

The gross amount of a distribution with respect to common shares will include the amount of any Canadian federal income tax withheld, and will be includible in gross income as a taxable dividend to the extent of our current and accumulated earnings and profits (calculated under U.S. tax principles), as a return of capital to the extent in excess of such earnings and profits and not in excess of the holder's tax basis in the common shares, and as capital gain to the extent of any balance. Dividends will not be eligible for the dividends-received deduction. Holders generally will be entitled, subject to certain limitations, to a credit against their U.S. federal income tax for Canadian federal income taxes withheld from such dividends. Holders may claim a deduction for such taxes if they do not elect to claim such foreign tax credit.

If a dividend distribution is paid in Canadian dollars, the amount includible in income will be the U.S. dollar value, on the date of receipt, of the Canadian dollar amount distributed. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

The sale of common shares will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common shares. Gain or loss upon the sale of the common shares will be long-term or short-term capital gain or loss, depending on whether the common shares have been held for more than one year.

Special rules are applicable to U.S. persons holding shares in a so-called "passive foreign investment company" (a "PFIC"). A PFIC is any foreign corporation if at least 75% of its gross income for the taxable year is passive income (the "Income Test") or if at least 50% by value of the assets it holds during the taxable year produce or are held for the production of passive income (the "Asset Test"). For that purpose, "passive income" includes the excess of gains over losses from certain commodities transactions, including certain transactions involving oil and natural gas. Gains from commodities transactions, however, are generally excluded from the definition of passive income if "substantially all" of a merchant's, producer's or handler's business is as an active merchant, producer or handler of such commodities.

Based upon the advice of our counsel, we believe that we are not currently, and will not become, a PFIC. However, the application of the PFIC provisions of the Code to oil and natural gas producers is somewhat unclear. Therefore, no assurance can be made regarding our PFIC status.

If we are a PFIC, a U.S. holder of common shares will be subject to a special tax regime with respect to certain dividends and with respect to gain on a disposition of such shares (including a gift or pledge of shares). Such income would be allocated ratably over the holder's holding period for the shares, would be taxed, in the year of dividend or disposition, at ordinary income tax rates (using the highest tax rate in effect for each period to which the income is allocated), and would be subject to an interest charge reflecting the deferral of tax from the year to which the income was allocated to the year of dividend or disposition.

United States reporting requirements may apply with respect to the payment of dividends on the common shares. Certain noncorporate U.S. holders may be subject to backup withholding at the rate of 31% with respect to dividends when a U.S. holder (i) fails to furnish or certify a correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service that it has failed to report payments of interest or dividends properly or (iii) fails, under certain circumstances, to certify that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

                                  UNDERWRITING

Chieftain has entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of the common shares by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common shares set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
CIBC World Markets Corp. ...................................
Dain Rauscher Wessels.......................................
A.G. Edwards & Sons, Inc. ..................................

                                                              ----------------
      Total.................................................         2,500,000
                                                              ================

The underwriters will offer the common shares in the U.S. The underwriters may also offer the common shares in Canada through their Canadian affiliates in private transactions.

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about       , 1999 against payment
in immediately available funds. The representatives have advised Chieftain that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to certain securities dealers at the initial offering price less a concession of
$      per share. The underwriters may also allow, and the dealers may reallow,
a concession not in excess of $      per share to other dealers. After the
shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Chieftain has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 375,000 additional common shares from Chieftain to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is
exercised in full, the total price to the public will be $               million
and the total proceeds to Chieftain will be $      million. The underwriters
have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriters' initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by Chieftain:

                          TOTAL WITHOUT     TOTAL WITH FULL
                        EXERCISE OF OVER-     EXERCISE OF
                            ALLOTMENT       OVER-ALLOTMENT
      PER SHARE              OPTION             OPTION
---------------------   -----------------   ---------------
       $                      $                  $

Chieftain estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $         .

Chieftain has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The common shares have not been and will not be qualified for public distribution under the securities laws of Canada or any province or territory of Canada. The common shares are not being and may not be offered or sold, directly or indirectly, in Canada in violation of the securities laws of Canada or any province or territory of Canada. Each underwriter has agreed that, except pursuant to exemptions under applicable securities laws in Canada, it will not offer or sell the common shares offered hereby within Canada.

Chieftain's directors and officers have agreed to a 90-day "lock-up" with respect to the common shares and certain other Chieftain securities that they beneficially own, including securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares. This means that, subject to the exceptions described below, for a period of 90 days following the date of this prospectus supplement, such persons may not offer, sell, pledge or otherwise dispose of such Chieftain securities without the prior written consent of CIBC World Markets Corp. As part of this lock-up, Chieftain has also agreed not to issue common shares or other securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares, except as described below, for the period of 90 days following the date of this prospectus supplement.

The lock-up does not restrict Chieftain from:

 - granting options to purchase common shares pursuant to Chieftain's Share Option Plan;

 - issuing common shares pursuant to the exercise of the options granted under the Share Option Plan; or

 - issuing common shares pursuant to the exercise of conversion rights attached to outstanding preferred shares issued by Chieftain's subsidiary, Chieftain International Funding Corp.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with applicable United States law:

 - Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 - Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus supplement. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing the shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

 - Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold these shares as part of this offering.

 - Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither Chieftain nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the American Stock Exchange or the Toronto Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

From time to time, CIBC World Market Corp. provides financial advisory services to Chieftain for which it receives customary compensation. CIBC Mellon Trust Company, an affiliate of CIBC World Market Corp., is Chieftain's transfer agent and registrar for the common shares in Canada. Chieftain may use more than ten percent of the net proceeds of the sale of the shares to repay indebtedness it owes to Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp. Therefore, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules.

                                 LEGAL MATTERS

The U.S. tax matters referred to under "Certain Income Tax Considerations" and certain other legal matters relating to the issue of the common shares will be passed on by Cravath, Swaine & Moore on our behalf. The Canadian tax matters referred to under "Certain Income Tax Considerations" and certain other Canadian legal matters relating to the issue of the shares offered hereby will be passed on by Bennett Jones on our behalf. Certain legal matters relating to the issue of the common shares will be passed on for the underwriters by Andrews & Kurth L.L.P.

                                    EXPERTS

The audited financial statements included or incorporated by reference in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, as indicated in their reports with respect to such audited financial statements, and are included or incorporated by reference in reliance upon the authority of such firm as experts in giving such reports. PricewaterhouseCoopers LLP is located at 1501 TD Tower, 10088 - 102 Avenue, Edmonton, Alberta, Canada,
T5J 2Z1.

The reserve estimates, relating to our U.S. reserves, of Netherland, Sewell & Associates, Inc. included or incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in or incorporated by reference in reliance upon the authority of such firm as experts in petroleum engineering.

                         TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for our common shares in Canada is CIBC Mellon Trust Company at its principal office located in each of the cities of Calgary and Toronto. The transfer agent and registrar for our common shares in the United States is ChaseMellon Shareholder Services of New York at its principal office located in the City of New York.

                         CHIEFTAIN INTERNATIONAL, INC.
                            AND SUBSIDIARY COMPANIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Audited Consolidated Financial Statements

  Auditors' Report..........................................     F-2

  Consolidated Balance Sheet................................     F-3

  Consolidated Statement of Income (Loss) and Deficit.......     F-4

  Consolidated Statement of Changes in Financial Position...     F-5

  Notes to Consolidated Financial Statements................     F-6

Unaudited Consolidated Condensed Financial Statements

  Consolidated Condensed Balance Sheet......................    F-24

  Consolidated Condensed Statement of Income (Loss).........    F-25

  Consolidated Condensed Statement of Cash Flows............    F-26

  Notes to Consolidated Condensed Financial Statements......    F-27

                                AUDITORS' REPORT

We have audited the consolidated balance sheets of Chieftain
International, Inc. as at December 31, 1998 and 1997 and the consolidated statements of income (loss) and deficit and changes in financial position for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended December 31, 1998 in accordance with generally accepted accounting principles in Canada.

PricewaterhouseCoopers LLP
Chartered Accountants
Edmonton, Alberta

February 4, 1999

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                    (U.S. $ IN THOUSANDS EXCEPT SHARE DATA)

(Full Cost Method of Accounting)

                                                               AS AT DECEMBER 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
ASSETS
Current assets:
  Cash and short-term deposits..............................  $  10,613   $  26,925
  Accounts receivable.......................................     14,030      10,862
  Other.....................................................        282         606
                                                              ---------   ---------
                                                                 24,925      38,393
                                                              ---------   ---------
Capital assets, at cost:
  Natural resource properties including exploration and
    development thereon (Note(1)(e))........................    552,380     459,807
  Other capital assets......................................      2,119       2,047
                                                              ---------   ---------
                                                                554,499     461,854
  Less: Accumulated depletion and amortization..............    266,022     218,564
                                                              ---------   ---------
                                                                288,477     243,290
                                                              ---------   ---------
Deferred income taxes.......................................      5,182       3,442
                                                              ---------   ---------
                                                              $ 318,584   $ 285,125
                                                              =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued..............................  $  22,533   $  15,717

Long-term debt (Note 2).....................................     40,000          --

Abandonment cost accrual....................................      7,421       6,575

Deferred income taxes.......................................     13,684      13,367

Shareholders' equity:
  Preferred shares of a subsidiary (Note 3).................     63,403      63,403
  Share capital (Note 4)--
    Authorized--an unlimited number of--
      First preferred shares
      Second preferred shares
      Common shares
    Issued--
      13,355,891 common shares (1997--13,622,375)...........    189,108     192,845
  Contributed surplus.......................................         --         307
  Deficit...................................................    (17,565)     (7,089)
                                                              ---------   ---------
                                                                234,946     249,466
                                                              ---------   ---------
                                                              $ 318,584   $ 285,125
                                                              =========   =========

Approved by the Board

/s/ S. A. Milner                               /s/ L. G. Munin
--------------------------------------------   --------------------------------------------
S. A. Milner, Director                         L. G. Munin, Director

                See Notes to Consolidated Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENT OF INCOME
                               (LOSS) AND DEFICIT

           (U.S. $ IN THOUSANDS EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Production revenue.......................................  $   74,861   $   84,219   $   72,838
  Less: Royalties........................................      13,246       14,592       12,226
                                                           ----------   ----------   ----------
Production revenue, net of royalties.....................      61,615       69,627       60,612
Interest and other revenue (Note 5)......................       2,776        2,428        2,487
                                                           ----------   ----------   ----------
                                                               64,391       72,055       63,099
                                                           ----------   ----------   ----------

Production costs.........................................      16,355       13,325       12,220
General and administrative expenses......................       4,796        4,308        3,972
Interest.................................................         437           --           --
Depletion and amortization...............................      42,081       36,951       30,920
Additional depletion:  Libyan properties.................       5,144           --           --
                      UK properties......................       1,100           --           --
                                                           ----------   ----------   ----------
                                                               69,913       54,584       47,112
                                                           ----------   ----------   ----------

Income (loss) before income taxes and dividends on
  preferred shares of a subsidiary.......................      (5,522)      17,471       15,987

Income taxes (Note 6):
  Current................................................          14            7          124
  Deferred...............................................      (1,423)       7,304        6,079
                                                           ----------   ----------   ----------
                                                               (1,409)       7,311        6,203
                                                           ----------   ----------   ----------
Income (loss) before dividends on preferred shares of a
  subsidiary.............................................      (4,113)      10,160        9,784
Dividends paid on preferred shares of a subsidiary.......       4,942        4,942        4,942
                                                           ----------   ----------   ----------
Net income (loss) applicable to common shares............      (9,055)       5,218        4,842
Deficit, beginning of year...............................      (7,089)     (12,307)     (17,149)
Cost of purchase of common shares in excess of stated
  capital (Note 4).......................................      (1,421)          --           --
                                                           ----------   ----------   ----------
Deficit, end of year.....................................  $  (17,565)  $   (7,089)  $  (12,307)
                                                           ==========   ==========   ==========
Net income (loss) per common share (Note 7)..............  $    (0.67)  $     0.38   $     0.37
                                                           ==========   ==========   ==========
Weighted average number of common shares outstanding.....  13,480,067   13,620,728   13,065,414
                                                           ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                           CONSOLIDATED STATEMENT OF
                         CHANGES IN FINANCIAL POSITION

                             (U.S. $ IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
Operating activities:
  Net income (loss) applicable to common shares.............  $ (9,055)  $  5,218   $  4,842
  Items not requiring a current cash outlay:
    Depletion and amortization..............................    48,325     36,951     30,920
    Deferred income taxes...................................    (1,423)     7,304      6,079
                                                              --------   --------   --------
  Cash flow from operations.................................    37,847     49,473     41,841
  Change in non-cash operating working capital:
    Accounts receivable.....................................    (3,168)       337     (2,936)
    Other current assets....................................       324       (313)       199
    Accounts payable and accrued............................       164        992       (901)
    Dividend payable........................................        --         --     (1,236)
                                                              --------   --------   --------
                                                                35,167     50,489     36,967
                                                              --------   --------   --------
  Financing activities:
    Issue of common shares..................................       437        975     50,097
    Purchase of common shares for cancellation..............    (5,902)      (849)        --
    Increase in long-term debt..............................    40,000         --         --
    Financing costs.........................................        --         --     (2,440)
                                                              --------   --------   --------
                                                                34,535        126     47,657
                                                              --------   --------   --------
  Investing activities:
    Lease acquisition, exploration and development costs....   (91,690)   (69,453)   (56,636)
    Purchase of producing natural gas and oil properties....      (883)        --     (2,077)
    Sale of producing properties............................        --         --      1,040
                                                              --------   --------   --------
                                                               (92,573)   (69,453)   (57,673)
    Purchase of other capital assets........................       (93)      (324)      (187)
    Change in investing accounts payable and accrued........     6,652      3,638      5,110
                                                              --------   --------   --------
                                                               (86,014)   (66,139)   (52,750)
                                                              --------   --------   --------
  Change in cash and short-term deposits....................   (16,312)   (15,524)    31,874
  Cash and short-term deposits, beginning of year...........    26,925     42,449     10,575
                                                              --------   --------   --------
  Cash and short-term deposits, end of year.................  $ 10,613   $ 26,925   $ 42,449
                                                              ========   ========   ========

                See Notes to Consolidated Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

The Company is engaged in natural gas and oil exploration, development and production primarily in the United States and also in the UK sector of the North Sea and in Libya. The Consolidated Financial Statements are expressed in United States currency as most of the Company's assets and operations are denominated in US dollars.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ACCOUNTING PRINCIPLES

    The Company's financial statements are prepared in conformity with Canadian generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make informed judgements and estimates. Actual results may differ from those estimates. Material differences between Canadian and US accounting principles that affect the Company are referred to in Note 11, which provides the effects of the differences on earnings and balance sheet accounts.

    (B) PRINCIPLES OF CONSOLIDATION

    The Consolidated Financial Statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned except for Chieftain International Funding Corp., a US subsidiary which in 1992 issued 2,726,700 preferred shares to the public. These preferred shares are convertible into common shares of Chieftain International, Inc. See Note 3.

Acquisitions of subsidiaries and businesses have been accounted for by the purchase method and accordingly only income or losses since date of acquisition are included in the Consolidated Statement of Income.

    (C) FOREIGN CURRENCY TRANSLATION

    Canadian and other foreign currency amounts have been translated into US currency on the following bases: monetary assets and liabilities at the year-end rates of exchange; non-monetary assets and liabilities at historical exchange rates; and revenue and expenses at monthly average exchange rates during the year. Translation gains or losses are reflected in the Consolidated Statement of Income.

    (D) FINANCIAL ASSETS AND LIABILITIES

    The Company's financial instruments that are included in the Consolidated Balance Sheet are comprised of cash and short-term deposits, accounts receivable, all current liabilities and long-term debt, the fair values of which approximate their carrying amounts due to their short-term or current rate nature. Cash and short-term deposits include minimum risk certificates guaranteed by a major Canadian bank and are purchased three months or less from maturity. Accounts receivable are subject to normal oil and natural gas industry credit risks. Long-term debt is subject to normal floating interest rate risk.

    (E) NATURAL RESOURCE PROPERTIES

    The Company accounts for natural gas and oil properties in accordance with Canadian guidelines on full cost accounting.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Under this method, all costs associated with the acquisition, exploration and development of natural gas and oil properties are capitalized in cost centers on a country-by-country basis. Depletion is calculated using the unit-of-production method based on gross proved reserves before royalties and combining oil and natural gas on an energy equivalent basis. Future well abandonment and site restoration costs are included in the calculation of depletion expense and are based on current engineering estimates in accordance with current regulations and industry practices. Actual costs, when incurred, are charged against the abandonment cost accrual.

A ceiling test is applied to ensure that capitalized costs do not exceed estimated future net revenues less certain applicable costs. There is uncertainty as to the prices at which natural gas and oil produced by the Company may be sold. The application of such ceiling test to US property carrying costs at December 31, 1998, using the $12.27 average oil and natural gas liquids ("ngls") price received by the Company during the year and the $2.15 December 31, 1998 natural gas price, required no write-down. A write-down of $10,614,000, after providing for tax recoveries of $5,842,000, would have been required had December 31, 1998 prices, $2.15 for natural gas and $9.72 for oil and ngls, been used. An impairment provision of $2,849,000, after providing for tax recoveries of $2,295,000, was recorded in respect of one of the Libyan concessions; and a write-down of $609,000, after providing for tax recoveries of $491,000, was recorded in respect of the UK properties.

The following weighted average field prices were used in the determination of the Company's US future net revenues for purposes of the ceiling test:

                                                            AS AT DECEMBER 31,
                                                      ------------------------------
                                                        1998       1997       1996
                                                      --------   --------   --------
Oil--per barrel.....................................   $12.35     $16.92     $24.29
                                                       ======     ======     ======
Ngls--per barrel....................................   $10.19     $15.14     $21.66
                                                       ======     ======     ======
Oil & ngls--per barrel..............................   $12.27     $16.69     $24.03
                                                       ======     ======     ======
Natural gas--per thousand cubic feet ("Mcf")........   $ 2.15     $ 2.74     $ 3.43
                                                       ======     ======     ======

A field price of $1.74 (1997--$1.76; 1996--$2.04) per thousand cubic feet was used in the determination of the Company's UK future net revenues for purposes of the ceiling test.

Depletion rates per physical unit of US production are as follows:

                                                    NATURAL GAS   CRUDE OIL & NGLS
                                                     (PER MCF)      (PER BARREL)
                                                    -----------   ----------------
Year ended December 31, 1996......................     $1.03           $6.16
                                                       =====           =====
Year ended December 31, 1997......................     $1.11           $6.68
                                                       =====           =====
Year ended December 31, 1998......................     $1.16           $6.97
                                                       =====           =====

The depletion rate per physical unit of UK natural gas production was $0.81 per Mcf for the year ended December 31, 1998 (1997--$0.81; 1996--$0.56).

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
General and administrative costs relating directly to lease acquisition, exploration and development activities have been capitalized as follows:

                                                         AS AT DECEMBER 31,
                                                   ------------------------------
                                                     1998       1997       1996
                                                   --------   --------   --------
                                                       (U.S. $ IN THOUSANDS)
Lease acquisition................................  $   857    $   694    $   837
Exploration......................................    1,740      1,470      1,547
Development......................................    1,715      1,387      1,254
                                                   -------    -------    -------
                                                   $ 4,312    $ 3,551    $ 3,638
                                                   =======    =======    =======

At December 31, 1998, Libyan property carrying costs of $9.9 million (1997--$14.6 million) were excluded from depletion calculations pending evaluation.

    (F) LAND, BUILDINGS AND OTHER EQUIPMENT

    Amortization is provided as follows:

                                                        RATE PER
                                                         ANNUM        METHOD
                                                        --------   -------------
Buildings.............................................       5%    Straight-line
Furniture, office equipment and leasehold
  improvements........................................   10-20%    Straight-line

Expenditures for renewals and betterments which materially increase the estimated useful life of buildings and equipment are capitalized; expenditures for repairs and maintenance are charged to income. Costs and accumulated amortization of assets retired or sold are removed from the asset and related accumulated amortization accounts; losses and gains thereon are included in the Consolidated Statement of Income as depletion and amortization.

    (G) INCOME TAXES

    The Company follows the tax allocation method of accounting for the tax effect of all timing differences between taxable income and accounting income. Thus, provision is made currently for taxes deferred as a result of claiming for tax purposes deductions in excess of amounts charged to income in the books, principally natural resource lease acquisition costs, intangible exploration, development and drilling costs and costs of tangible capital assets.

    (H) COMPARATIVE FIGURES

    Certain 1997 information has been reclassified to conform to the 1998 presentation.

2.  REVOLVING CREDIT AND TERM LOAN ARRANGEMENTS

    In 1997 the Company arranged an unsecured revolving credit facility with a syndicate of banks. The facility, in the amount of $100 million or the Canadian dollar equivalent, is fully revolving for 364 day periods with extensions at the option of the lenders upon notice from the Company. If not

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

2. REVOLVING CREDIT AND TERM LOAN ARRANGEMENTS (CONTINUED) extended, the facility converts to term loans repayable over a period not exceeding four years. Advances under the facility bear interest at Canadian prime or US base rate, or at bankers' acceptance rates or LIBOR plus applicable margins. Certain financial tests are required to be met quarterly. Under this facility, $40 million was utilized at December 31, 1998, carrying a weighted average interest rate of 5.65%.

3.  PREFERRED SHARES OF A SUBSIDIARY

    Chieftain International Funding Corp. ("Funding"), a subsidiary of Chieftain International (U.S.) Inc., sold 2,726,700 shares of $1.8125 cumulative convertible redeemable preferred shares at $25.00 per share in a 1992 public offering in the United States. The preferred shares are redeemable, at the option of Funding, at $25.6042 per share during 1999, declining to $25.00 per share after December 31, 2001, plus accumulated and unpaid dividends. Each preferred share has a liquidation preference of $25.00 and is convertible at any time into 1.25 Common Shares of Chieftain International, Inc. at the option of the holder.

4.  SHARE CAPITAL

    (A) COMMON SHARES

                                                          YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------------------
                                           1998                     1997                     1996
                                  ----------------------   ----------------------   ----------------------
                                    NUMBER       SHARE       NUMBER       SHARE       NUMBER       SHARE
                                      OF        CAPITAL        OF        CAPITAL        OF        CAPITAL
                                    SHARES      ACCOUNT      SHARES      ACCOUNT      SHARES      ACCOUNT
                                  ----------   ---------   ----------   ---------   ----------   ---------
                                                           (U.S. $ IN THOUSANDS)
Balance, beginning of year......  13,622,375   $ 192,845   13,591,763   $ 192,381   10,546,100   $ 143,635
Share options exercised.........      28,216         437       66,912         975       75,663       1,092
Shares purchased and
  cancelled*....................    (294,700)     (4,174)     (36,300)       (511)          --          --
Shares issued for cash**........          --          --           --          --    2,970,000      47,654
                                  ----------   ---------   ----------   ---------   ----------   ---------
Balance, end of year............  13,355,891   $ 189,108   13,622,375   $ 192,845   13,591,763   $ 192,381
                                  ==========   =========   ==========   =========   ==========   =========

------------------------

  * Pursuant to normal course issuer bid.

 ** Reduced by costs of issue of $2,440, less related deferred taxes of $1,089.

In the first quarter of 1996, the Company sold 2,970,000 common shares, by way of a public offering in the United States and Canada, at $16.50 per share (C$22.75).

    (B) COMMON SHARES RESERVED

    At December 31, 1998, 1,130,875 (1997--1,159,091; 1996--1,226,003) of the
authorized but unissued common shares of the Company were reserved for issuance under the Share Option Plan. See Note 4(d).

The Company has reserved 3,408,375 common shares for issuance pursuant to the conversion provisions of the preferred shares of a subsidiary. See Note 3.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

4.  SHARE CAPITAL (CONTINUED)
    (C) CONTRIBUTED SURPLUS

    Contributed surplus represented the excess of original net issue price over purchase price of shares purchased and cancelled pursuant to issuer bids in 1995, 1997 and 1998.

    (D) SHARE OPTION PLAN (THE "PLAN")

    The Plan provides for the granting of options to employees, directors and consultants to purchase common shares of the Company. Each option expires not later than ten years from the date it was granted. Options are exercisable as to one-third of the granted amount on or after each of the first three anniversaries of the date of grant or over such longer period as may be determined by the directors. The option price for shares in respect of which an option is granted under the Plan is not less than the market price on the date of grant. At December 31, 1998, options were outstanding to 47 participants in the Plan.

The following is a summary of activity related to the Plan for the years ended December 31, 1998, 1997 and 1996.

                                                           YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------
                                              1998                   1997                  1996
                                      --------------------   --------------------   -------------------
                                                  WEIGHTED               WEIGHTED              WEIGHTED
                                       NUMBER     AVERAGE     NUMBER     AVERAGE     NUMBER    AVERAGE
                                         OF        OPTION       OF        OPTION       OF       OPTION
                                       SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                                      ---------   --------   ---------   --------   --------   --------
Outstanding at beginning of year....  1,057,673    $16.47      909,253    $15.10    980,250     $14.90
Granted.............................     65,000     21.08      228,000     21.35     15,000      23.75
Exercised...........................    (28,216)    15.49      (66,912)    14.47    (75,663)     14.22
Forfeited...........................    (10,600)    20.07      (12,668)    16.06    (10,334)     15.39
                                      ---------              ---------              -------
Outstanding at end of year..........  1,083,857     16.74    1,057,673     16.47    909,253      15.10
                                      =========              =========              =======

Options exercisable at year end.....    869,858                707,738              558,319
                                      =========              =========              =======

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

4.  SHARE CAPITAL (CONTINUED)

The following table summarizes information about options outstanding at December 31, 1998.

                   OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
----------------------------------------------------------   -------------------
                                     WEIGHTED
                                      AVERAGE     WEIGHTED              WEIGHTED
                         NUMBER      REMAINING    AVERAGE     NUMBER    AVERAGE
      RANGE OF             OF       CONTRACTUAL    OPTION       OF       OPTION
    OPTION PRICES        SHARES        LIFE        PRICE      SHARES     PRICE
---------------------   ---------   -----------   --------   --------   --------
  $13.50 to $15.63        694,523    4.9 years     $14.37    694,523     $14.37
   18.00 to  20.87        118,334    4.6 years      19.16     93,334      19.47
   21.23 to  23.75        271,000    8.5 years      21.75     82,001      21.67
                        ---------                            -------
                        1,083,857                            869,858
                        =========                            =======

5.  INTEREST AND OTHER REVENUE

    Interest and other revenue for the first quarter of 1998 included
$1.6 million awarded by the courts pursuant to a successful claim for recovery of excess transportation charges incurred from 1990 through 1997. The award comprises transportation charges, legal fees and judgment interest in the amounts of $1,129,000, $282,000 and $189,000, respectively.

6.  INCOME TAXES

    Income tax expense is made up of the following components:

                                           YEAR ENDED DECEMBER 31,
                       ---------------------------------------------------------------
                              1998                  1997                  1996
                       -------------------   -------------------   -------------------
                        CANADA       US       CANADA       US       CANADA       US
                       --------   --------   --------   --------   --------   --------
                                            (U.S. $ IN THOUSANDS)
Income (loss) before
  income taxes and
  dividends on
  preferred shares of
  a subsidiary.......  $ (6,829)  $ 1,307    $  2,072   $ 15,399   $  1,461   $ 14,526
                       ========   =======    ========   ========   ========   ========
Income taxes
  (recovery)
  Current............  $     14   $    --    $      7   $     --   $    124   $     --
  Deferred...........    (1,740)      317       2,007      5,297        912      5,167
                       --------   -------    --------   --------   --------   --------
                       $ (1,726)  $   317    $  2,014   $  5,297   $  1,036   $  5,167
                       ========   =======    ========   ========   ========   ========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

6.  INCOME TAXES (CONTINUED)
Deferred income tax expense results from timing differences between the recognition of expenses for tax and financial statement purposes as explained in
Note 1(g). The sources of these differences are as follows:

                              1998                  1997                  1996
                       -------------------   -------------------   -------------------
                        CANADA       US       CANADA       US       CANADA       US
                       --------   --------   --------   --------   --------   --------
                                            (U.S. $ IN THOUSANDS)
Amortization of
  buildings and
  equipment..........  $    (27)  $     18   $  (112)   $  (275)    $    3    $    340
Depletion of natural
  resource
  properties.........    (2,073)     6,104       (68)     6,011        805       5,898
Financing costs......       243         --       338         --        348          --
Tax loss carry
  forward............       154     (5,839)    1,846       (430)      (230)     (1,143)
Other................       (37)        34         3         (9)       (14)         72
                       --------   --------   -------    -------     ------    --------
                       $ (1,740)  $    317   $ 2,007    $ 5,297     $  912    $  5,167
                       ========   ========   =======    =======     ======    ========

The actual tax rate differs from the expected tax rate for the following reasons:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1998       1997       1996
                                                 --------   --------   --------
                                                     (U.S. $ IN THOUSANDS)
Tax at statutory rate of 44.62%
  (Combined Canadian federal and provincial
    rate)......................................  $ (2,465)  $  7,796   $  7,133
Add (deduct) the effect of:
  Lower income tax rate on earnings of US
    subsidiaries...............................       (81)    (1,373)    (1,263)
  Canadian income tax on exchange loss (gain)
    which is eliminated upon consolidation.....       511        362        (56)
  Other........................................       626        526        389
                                                 --------   --------   --------
Tax at effective rate..........................  $ (1,409)  $  7,311   $  6,203
                                                 ========   ========   ========
Effective tax rate.............................      25.5%      41.8%      38.8%
                                                 ========   ========   ========

7.  PER SHARE AMOUNTS

    Net income (loss) per common share is computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the year.

In the calculation of fully diluted earnings per share, shares outstanding are adjusted for share options and shares issuable on conversion of preferred shares. Earnings are adjusted by the amount of imputed interest on share option proceeds and preferred share dividends. Earnings were not diluted during the periods shown.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

8.  PENSION COSTS AND OBLIGATIONS

    The Company contributed $145,300, $144,254 and $103,455 for 1998, 1997 and
1996, respectively, to defined contribution plans. Under a supplementary defined contribution plan established in 1991, costs of $198,294, $162,384 and $127,358 for 1998, 1997 and 1996, respectively, and the related liability are recorded in the accounts.

The Company has established no other retirement benefit plans.

9.  DISAGGREGATED INFORMATION

    The Company has only a single reportable segment with activities as explained in the preamble to the Notes. Production revenue, net of royalties, all of which arises from external customers, is attributed to the country in which the underlying production occurred. Most of the US natural gas, oil and ngls produced by the Company are marketed by a single aggregator. Production revenues, net of royalties, associated with the aggregator were $46,340,000 (1997--$50,250,000; 1996--$43,611,000). The Company's oil production from the
Aneth and Ratherford Units in the Four Corners area of Utah is sold under successive term contracts to a regional refiner. Production revenues, net of royalties, associated with sales to the regional refiner were $8,207,000 (1997--$10,880,000; 1996--$10,641,000). The Company believes that alternative marketing arrangements would be readily available for its natural gas, oil and liquids.

                                                  YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                               1998        1997        1996
                                             ---------   ---------   ---------
                                                   (U.S. $ IN THOUSANDS)
Production revenue, net of royalties
  United States............................  $  56,199   $  63,227   $  56,457
  United Kingdom...........................      4,411       6,231       4,155
  Libya....................................      1,005         169          --
                                             ---------   ---------   ---------
Total production revenues, net of
  royalties................................     61,615      69,627      60,612
Interest and other revenue.................      2,776       2,428       2,487
                                             ---------   ---------   ---------
                                             $  64,391   $  72,055   $  63,099
                                             =========   =========   =========

Net capital assets
  United States............................  $ 267,020   $ 213,856   $ 176,672
  United Kingdom...........................     11,337      14,733      17,778
  Libya....................................      9,835      14,373      13,297
  Canada and other.........................        285         328         305
                                             ---------   ---------   ---------
                                             $ 288,477   $ 243,290   $ 208,052
                                             =========   =========   =========

10.  UNCERTAINTY DUE TO THE YEAR 2000

    During the past three years the Company has made changes to its computer systems in order that date related information can be processed correctly after December 31, 1999 and the Company believes that such capability will be attained with respect to its internal systems.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

10.  UNCERTAINTY DUE TO THE YEAR 2000 (CONTINUED)
Despite these efforts, it is not possible to be certain that all aspects of the year 2000 issue affecting the Company, including those related to the provision of goods and services by third parties, will be fully resolved before the year 2000.

11. UNITED STATES ACCOUNTING PRINCIPLES

    (A) FULL COST ACCOUNTING

    US full cost accounting rules differ materially from the Canadian full cost accounting guidelines followed by the Company. In determining the limitation on carrying values, US rules require the discounting of future net revenues at 10%, and Canadian guidelines require the use of undiscounted future net revenues and the deduction of estimated future administrative and financing costs. During 1998 an impairment adjustment would have been required under US accounting rules. The quarterly test required by US accounting rules, using December 31 US natural gas and oil prices of $2.15 per Mcf and $9.72 per barrel, and June 30 US natural gas and oil prices of $2.09 per Mcf and $12.40 per barrel to determine future net revenues, would have resulted in a write-down of US property carrying costs of $42.6 million, after providing for tax recoveries of $22.9 million, at December 31; and $16.1 million, after providing for tax recoveries of $8.6 million, at June 30. Under Canadian guidelines the test resulted in a write-down of UK property carrying costs of $0.6 million, after providing for tax recoveries of $0.5 million; no corresponding write-down was required under US accounting rules. Such write-downs will result in reduced depletion expense, under US rules, for subsequent periods.

    (B) INCOME TAXES

    US accounting principles require corporations to account for deferred income taxes by the liability method. The effect on the Company of the application of such method is not material.

    (C) EARNINGS PER SHARE

    US accounting principles require share options to be included in fully diluted earnings (loss) per common share, where dilutive, assuming that the share options are exercised using the treasury stock method.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

11. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
    (D) EFFECT ON EARNINGS

    The effect on consolidated earnings of the differences between Canadian and US accounting principles is summarized as follows:

                                              YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                         1998           1997           1996
                                     ------------   ------------   ------------
                                                (U.S. $ IN THOUSANDS
                                        EXCEPT SHARES AND PER SHARE AMOUNTS)
Net income (loss) applicable to
  common shares, as reported.......  $     (9,055)  $      5,218   $      4,842
Additional depletion...............       (89,153)            --             --
                                     ------------   ------------   ------------
                                          (98,208)         5,218          4,842
Reduction in depletion expense.....         4,235          3,177          2,381
Reduction (increase) in deferred
  tax provision....................        30,010           (885)        (1,021)
                                     ------------   ------------   ------------
Net income (loss) applicable to
  common shares under US accounting
  principles.......................  $    (63,963)  $      7,510   $      6,202
                                     ============   ============   ============
Net income (loss) per common share
  under US accounting principles:
  Basic............................  $      (4.75)  $       0.55   $       0.47
                                     ============   ============   ============
  Fully diluted....................  $      (4.75)  $       0.54   $       0.46
                                     ============   ============   ============
Fully diluted number of common
  shares outstanding...............    13,480,067     13,858,593     13,446,684
                                     ============   ============   ============

    (E) EFFECT ON BALANCE SHEET

    The effect on the Consolidated Balance Sheet of the differences between Canadian and US accounting principles is as follows:

                                                   AS AT DECEMBER 31,
                                      ---------------------------------------------
                                              1998                    1997
                                      ---------------------   ---------------------
                                                  UNDER US                UNDER US
                                         AS      ACCOUNTING      AS      ACCOUNTING
                                      REPORTED   PRINCIPLES   REPORTED   PRINCIPLES
                                      --------   ----------   --------   ----------
                                                  (U.S. $ IN THOUSANDS)
Net capital assets..................  $288,477    $185,517    $243,290    $225,248
Deferred tax--asset.................  $  5,182    $ 28,233    $  3,442    $  5,537
Deferred tax--liability.............  $ 13,684    $     --    $ 13,367    $  8,737
Deficit.............................  $(17,565)   $(83,790)   $ (7,089)   $(18,406)

Additionally for US reporting purposes, the preferred shares shown as shareholders' equity in these consolidated financial statements would be shown outside the equity section.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

11. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
    (F) INCOME TAX DISCLOSURES

    Deferred tax assets (liabilities) are comprised of the following:

                                                             AS AT DECEMBER 31,
                                                          ------------------------
                                                            1998           1997
                                                          ---------      ---------
                                                           (U.S. $ IN THOUSANDS)
Deferred tax assets
  Depletion and amortization........................      $   6,971      $   3,413
  Financing costs...................................            390            633
  Loss carry forwards...............................         20,593         14,908
  Other.............................................            382            346
                                                          ---------      ---------
                                                             28,336         19,300

Deferred tax liabilities
  Depletion and amortization........................             --        (22,431)
  Other.............................................           (103)           (69)
                                                          ---------      ---------
                                                               (103)       (22,500)
                                                          ---------      ---------
Net deferred tax assets (liabilities)...............      $  28,233      $  (3,200)
                                                          =========      =========

At December 31, 1998, the Company's US net operating tax losses carried forward amounted to $55,218,000 of which $6,119,000, $2,835,000, $6,139,000,
$18,007,000, $3,773,000, $2,090,000 and $16,255,000 expire in the years 2005,
2007, 2009, 2010, 2011, 2012 and 2018, respectively. Canadian net operating tax losses carried forward amounted to $2,231,000 of which $1,998,000 and $233,000 expire in the years 2003 and 2005, respectively. The Company is of the opinion that the tax benefit of these tax losses will be realized.

Provisions for deferred income taxes are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------------
                                         1998                   1997                  1996
                                 ---------------------   -------------------   -------------------
                                  CANADA        US        CANADA       US       CANADA       US
                                 ---------   ---------   --------   --------   --------   --------
                                                       (U.S. $ IN THOUSANDS)
Income (loss) before income
  taxes and dividends on
  preferred shares of a
  subsidiary...................  $  (5,002)  $ (85,440)  $  3,019   $ 17,629   $  1,962   $ 16,406
                                 =========   =========   ========   ========   ========   ========
Provision for deferred income
  taxes........................  $    (921)  $ (30,512)  $  2,122   $  6,067   $  1,239   $  5,861
                                 =========   =========   ========   ========   ========   ========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                        DECEMBER 31, 1998, 1997 AND 1996

11. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
The provision for income taxes differs from the amount of income tax determined by applying the Canadian statutory rate to pre-tax income before dividends paid on preferred shares of a subsidiary, as a result of the following:

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                1998        1997        1996
                                              ---------   ---------   ---------
                                                    (U.S. $ IN THOUSANDS)
Tax at statutory Canadian rate of 44.6%.....  $ (40,355)  $   9,213   $   8,196
Lower income tax rate on earnings of
  US subsidiaries...........................      7,830      (1,617)     (1,428)
Canadian income tax on exchange loss (gain)
  which is eliminated upon consolidation....        511         362         (56)
Other.......................................        595         238         512
                                              ---------   ---------   ---------
Tax at effective rate.......................  $ (31,419)  $   8,196   $   7,224
                                              =========   =========   =========
Effective tax rate..........................       34.7%       39.7%       39.3%
                                              =========   =========   =========

    (G) STOCK-BASED COMPENSATION

    The Company applies the intrinsic value method prescribed by APB Opinion 25 and related interpretations in accounting for share option transactions. Accordingly, no compensation cost is recognized in the accounts. US accounting principles require disclosure of the impact on earnings and earnings per share of the value of options granted after 1994, calculated in accordance with FAS 123. Such impact, calculated using the Black-Scholes option pricing model and resulting in option fair values of $10.61, $11.49 and $12.54, applying risk-free interest rates of 5.64%, 6.85% and 6.51% for options granted in 1998, 1997 and 1996, respectively, and assuming ten year expected option lives, no dividend yields and expected volatilities of 25%, 24% and 24% on a weighted average basis, would amount to a net of tax charge to income (loss) of $1,502,000 (1997--$1,348,000; 1996--$872,000). After reflecting this charge, pro forma net income (loss) applicable to common shares under US accounting principles would be $(65,465,000), (1997--$6,162,000; 1996--$5,330,000); pro
forma net income (loss) per common share under US accounting principles would be $(4.86) (1997--$0.45; 1996--$0.41); and pro forma fully diluted earnings (loss) per common share under US accounting principles would be $(4.86) (1997--$0.45; 1996--$0.40). These effects are not necessarily indicative of those to be expected in future years.

    (H) SUPPLEMENTAL CASH FLOW INFORMATION

    Net cash outflows for income taxes for the years 1998, 1997 and 1996 were $14,000, $141,000 and $26,000, respectively. Cash outflows for long-term debt interest were $628,000 in 1998.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      SUPPLEMENTARY FINANCIAL INFORMATION

                                  (UNAUDITED)

RESERVE INFORMATION

    Reports prepared by Netherland, Sewell & Associates, Inc., as to the Company's US reserves, and by the Company, as to the UK reserves, estimate the total proved and proved developed producing reserves owned by the Company, before and after royalty deductions, as follows:

TOTAL PROVED RESERVES BEFORE ROYALTY DEDUCTIONS:

                                                                                           CRUDE OIL &
                                                            NATURAL GAS--MMCF                NGLS--
                                                   ------------------------------------     BARRELS*
                                                   UNITED STATES   NORTH SEA    TOTAL     UNITED STATES
                                                   -------------   ---------   --------   -------------
December 31, 1996................................     127,250       23,364     150,614      10,518,800
    Purchase of producing properties.............          --           --          --              --
    Revision of previous estimates...............       7,029       (1,037)      5,992       1,317,800
    Extensions, discoveries and other
      additions..................................      21,153           --      21,153       2,046,400
    Sale of proved properties....................          --           --          --              --
    Production...................................     (24,306)      (4,010)    (28,316)       (936,300)
                                                      -------       ------     -------     -----------
December 31, 1997................................     131,126       18,317     149,443      12,946,700
    Purchase of producing properties.............       4,745           --       4,745          18,600
    Revision of previous estimates...............      10,683       (5,119)      5,564      (1,478,900)
    Extensions, discoveries and other
      additions..................................      29,360           --      29,360       4,871,800
    Sale of proved properties....................          --           --          --              --
    Production...................................     (26,960)      (3,088)    (30,048)     (1,158,100)
                                                      -------       ------     -------     -----------
December 31, 1998................................     148,954       10,110     159,064      15,200,100
                                                      =======       ======     =======     ===========

TOTAL PROVED RESERVES AFTER ROYALTY DEDUCTIONS:

                                                                                           CRUDE OIL &
                                                            NATURAL GAS--MMCF                NGLS--
                                                   ------------------------------------     BARRELS*
                                                   UNITED STATES   NORTH SEA    TOTAL     UNITED STATES
                                                   -------------   ---------   --------   -------------
December 31, 1996................................     103,437       23,364     126,801       9,252,900
    Purchase of producing properties.............          --           --          --              --
    Revision of previous estimates...............       5,136       (1,037)      4,099       1,102,800
    Extensions, discoveries and other
      additions..................................      17,628           --      17,628       1,697,600
    Sale of proved properties....................          --           --          --              --
    Production...................................     (19,421)      (4,010)    (23,431)       (799,500)
                                                      -------       ------     -------     -----------
December 31, 1997................................     106,780       18,317     125,097      11,253,800
    Purchase of producing properties.............       3,512           --       3,512          13,800
    Revision of previous estimates...............       7,819       (5,119)      2,700      (1,316,000)
    Extensions, discoveries and other
      additions..................................      22,268           --      22,268       4,142,300
    Sale of proved properties....................          --           --          --              --
    Production...................................     (21,416)      (3,088)    (24,504)       (986,800)
                                                      -------       ------     -------     -----------
December 31, 1998................................     118,963       10,110     129,073      13,107,100
                                                      =======       ======     =======     ===========

------------------------

* 26,800 (1997--58,900) barrels of natural gas liquids, before and after royalty deductions, associated with the UK natural gas reserves are not included in this table.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      SUPPLEMENTARY FINANCIAL INFORMATION

                                  (UNAUDITED)

PROVED DEVELOPED PRODUCING RESERVES BEFORE ROYALTY DEDUCTIONS:

                                                      NATURAL GAS--MMCF
                                                ------------------------------   CRUDE OIL & NGLS--BARRELS
                                                 UNITED     UNITED                        UNITED
                                                 STATES    KINGDOM     TOTAL              STATES
                                                --------   --------   --------   -------------------------
December 31, 1996.............................   53,400     23,364     76,764             9,175,900
                                                 ======     ======     ======             =========
December 31, 1997.............................   55,013     18,317     73,330             8,209,000
                                                 ======     ======     ======             =========
December 31, 1998.............................   70,082     10,108     80,190             5,430,000
                                                 ======     ======     ======             =========

PROVED DEVELOPED PRODUCING RESERVES AFTER ROYALTY DEDUCTIONS:

                                                      NATURAL GAS--MMCF
                                                ------------------------------   CRUDE OIL & NGLS--BARRELS
                                                 UNITED     UNITED                        UNITED
                                                 STATES    KINGDOM     TOTAL              STATES
                                                --------   --------   --------   -------------------------
December 31, 1996.............................   43,000     23,364     66,364             8,138,000
                                                 ======     ======     ======             =========
December 31, 1997.............................   43,979     18,317     62,296             7,241,300
                                                 ======     ======     ======             =========
December 31, 1998.............................   55,418     10,108     65,526             4,739,000
                                                 ======     ======     ======             =========

RESULTS OF OPERATIONS FOR NATURAL GAS AND OIL PRODUCING ACTIVITIES

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                   (U.S.$ IN THOUSANDS)
United States
    Revenue--net of royalties...............................  $ 56,199   $ 63,227   $ 56,457
    Production costs........................................   (15,675)   (14,901)   (13,291)
    Depletion and amortization..............................   (39,460)   (33,414)   (28,976)
                                                              --------   --------   --------
    Results of operations from producing activities before
      income taxes..........................................     1,064     14,912     14,190
    Income tax expense......................................      (333)    (5,223)    (5,146)
                                                              --------   --------   --------
      Results of operations from producing activities after
        income taxes........................................  $    731   $  9,689   $  9,044
                                                              ========   ========   ========
United Kingdom
    Revenue--net of royalties...............................  $  4,411   $  6,231   $  4,155
    Production costs........................................      (964)    (1,064)      (904)
    Depletion and amortization..............................    (3,646)    (3,319)    (1,861)
                                                              --------   --------   --------
    Results of operations from producing activities before
      income taxes..........................................      (199)     1,848      1,390
    Income tax expense......................................       117       (787)      (600)
                                                              --------   --------   --------
    Results of operations from producing activities after
      income taxes..........................................  $    (82)  $  1,061   $    790
                                                              ========   ========   ========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      SUPPLEMENTARY FINANCIAL INFORMATION

                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                   (U.S.$ IN THOUSANDS)
Libya
    Revenue--net of royalties...............................  $  1,005   $    169   $     --
    Production costs........................................    (1,041)       (38)
    Depletion and amortization..............................    (5,144)      (131)        --
                                                              --------   --------   --------
    Results of operations from producing activities before
      income taxes..........................................    (5,180)        --         --
    Income tax expense......................................     2,312         --         --
                                                              --------   --------   --------
    Results of operations from producing activities after
      income taxes..........................................  $ (2,868)  $     --   $     --
                                                              ========   ========   ========
Total
    Revenue--net of royalties...............................  $ 61,615   $ 69,627   $ 60,612
    Production costs........................................   (17,680)   (16,003)   (14,195)
    Depletion and amortization..............................   (48,250)   (36,864)   (30,837)
                                                              --------   --------   --------
    Results of operations from producing activities before
      income taxes..........................................    (4,315)    16,760     15,580
    Income tax expense......................................     2,096     (6,010)    (5,746)
                                                              --------   --------   --------
    Results of operations from producing activities after
      income taxes..........................................  $ (2,219)  $ 10,750   $  9,834
                                                              ========   ========   ========

CAPITALIZED COSTS RELATING TO NATURAL GAS AND OIL EXPLORATION AND PRODUCTION
  ACTIVITIES

                                                                    AS AT DECEMBER 31,
                                                             ---------------------------------
                                                               1998        1997        1996
                                                             ---------   ---------   ---------
                                                                   (U.S.$ IN THOUSANDS)
    Proved natural gas and oil properties..................  $ 475,902   $ 402,885   $ 337,538
    Unproved natural gas and oil properties................     76,478      56,922      52,816
                                                             ---------   ---------   ---------
                                                               552,380     459,807     390,354
    Accumulated depletion..................................    266,066     224,154     187,403
                                                             ---------   ---------   ---------
    Net capitalized costs..................................  $ 286,314   $ 235,653   $ 202,951
                                                             =========   =========   =========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      SUPPLEMENTARY FINANCIAL INFORMATION

                                  (UNAUDITED)

COSTS INCURRED IN NATURAL GAS AND OIL PROPERTY ACQUISITION, EXPLORATION AND
  DEVELOPMENT ACTIVITIES

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                   (U.S.$ IN THOUSANDS)
Property acquisition costs:
    United States...........................................  $  7,903   $  9,164   $ 13,954
    United Kingdom..........................................       115        137        722
    Other Foreign...........................................        --         --         68
                                                              --------   --------   --------
                                                                 8,018      9,301     14,744
                                                              --------   --------   --------
Purchase of producing properties:
    United States...........................................       883         --      2,077
                                                              --------   --------   --------
Sale of producing properties:
    United States...........................................        --         --     (1,040)
                                                              --------   --------   --------
Exploration costs:
    United States...........................................    43,317     35,540     17,453
    United Kingdom..........................................        72        115         --
    Other Foreign...........................................       606      1,207        434
                                                              --------   --------   --------
                                                                43,995     36,862     17,887
                                                              --------   --------   --------
Development costs:
    United States...........................................    39,606     23,260     22,131
    United Kingdom..........................................        71         30      1,874
                                                              --------   --------   --------
                                                                39,677     23,290     24,005
                                                              --------   --------   --------
                                                              $ 92,573   $ 69,453   $ 57,673
                                                              ========   ========   ========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                                  (Unaudited)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN
  RELATING TO PROVED OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES

    The following standardized measure of discounted future net cash flow was computed in accordance with Financial Accounting Standards Board Statement #69 using year-end prices and costs, and year-end statutory tax rates. Royalty deductions were based on laws, regulations and contracts existing at the end of each period. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

The inexactness associated with estimating reserve quantities, future production streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminish the reliability of this data. The values so derived are not considered to be estimates of fair market value. THE COMPANY THEREFORE CAUTIONS AGAINST SIMPLISTIC USE OF THIS INFORMATION.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
                                                                    (U.S. $ IN THOUSANDS)
United States
  Future cash inflows.......................................  $ 382,771   $ 480,669   $ 577,313
  Future production costs...................................   (116,976)   (121,380)   (148,061)
  Future development costs..................................    (60,203)    (57,208)    (39,375)
  Future income tax expense.................................         --     (46,742)    (85,464)
                                                              ---------   ---------   ---------
  Future net cash flows.....................................    205,592     255,339     304,413
  Ten percent annual discount for estimated timing of cash
    flows...................................................    (62,089)    (70,844)    (89,292)
                                                              ---------   ---------   ---------
  Standardized measure of discounted future net cash
    flows...................................................    143,503     184,495     215,121
                                                              ---------   ---------   ---------
United Kingdom
  Future cash inflows.......................................     19,349      32,774      48,392
  Future production costs...................................     (7,483)     (5,734)     (8,045)
  Future development costs..................................     (1,457)     (1,450)     (1,603)
  Future income tax expense.................................         --      (6,340)     (6,601)
                                                              ---------   ---------   ---------
  Future net cash flows.....................................     10,409      19,250      32,143
  Ten percent annual discount for estimated timing of cash
    flows...................................................     (1,404)     (4,172)     (8,241)
                                                              ---------   ---------   ---------
  Standardized measure of discounted future net cash
    flows...................................................      9,005      15,078      23,902
                                                              ---------   ---------   ---------
Total
  Future cash inflows.......................................    402,120     513,443     625,705
  Future production costs...................................   (124,459)   (127,114)   (156,106)
  Future development costs..................................    (61,660)    (58,658)    (40,978)
  Future income tax expense.................................         --     (53,082)    (92,065)
                                                              ---------   ---------   ---------
  Future net cash flows.....................................    216,001     274,589     336,556
  Ten percent annual discount for estimated timing of cash
    flows...................................................    (63,493)    (75,016)    (97,533)
                                                              ---------   ---------   ---------
  Standardized measure of discounted future net cash
    flows...................................................  $ 152,508   $ 199,573   $ 239,023
                                                              =========   =========   =========

                                  (UNAUDITED)

The following table sets out principal sources of change in the standardized measure of discounted future net cash flows during the respective periods.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
                                                                    (U.S. $ IN THOUSANDS)
Sales of oil, ngls and natural gas produced, net of
  production
  costs.....................................................  $ (45,231)  $ (56,061)  $ (48,233)
Net change in prices and production costs...................    (79,471)    (73,047)    120,858
Extensions and discoveries, less related costs..............     30,159      28,219      50,995
Purchase of producing properties............................      2,793          --      10,638
Sales of producing properties...............................         --          --        (436)
Development costs incurred during the period................     23,131      10,096      15,026
Revisions of previous quantity estimates....................    (17,191)     22,388      (4,462)
Accretion of discount.......................................     19,958      23,902      15,457
Net change in income taxes..................................     38,739      26,534     (51,064)
Changes in estimated future development costs...............    (16,421)    (12,551)    (13,950)
Other.......................................................     (3,531)     (8,930)      6,700
                                                              ---------   ---------   ---------
Net increase (decrease).....................................    (47,065)    (39,450)    101,529
Beginning of year...........................................    199,573     239,023     137,494
                                                              ---------   ---------   ---------
End of year.................................................  $ 152,508   $ 199,573   $ 239,023
                                                              =========   =========   =========

QUARTERLY FINANCIAL INFORMATION

                                                                   GROSS         INCOME       PER COMMON
QUARTER ENDED                                       REVENUE        PROFIT        (LOSS)         SHARE
-------------                                       --------      --------      --------      ----------
                                                      (U.S. $ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
March 31, 1998................................      $ 18,718      $  2,884      $    556       $  0.04
June 30, 1998.................................        14,804          (342)       (1,735)        (0.13)
September 30, 1998............................        13,943        (1,345)       (2,472)        (0.18)
December 31, 1998.............................        16,926        (6,719)       (5,404)        (0.40)

March 31, 1997................................      $ 22,563      $  8,444      $  3,924       $  0.29
June 30, 1997.................................        14,807         1,271          (470)        (0.04)
September 30, 1997............................        14,891         1,949            36          0.01
December 31, 1997.............................        19,794         5,807         1,728          0.12

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      CONSOLIDATED CONDENSED BALANCE SHEET

                             (U.S. $ IN THOUSANDS)

(Full Cost Method of Accounting)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
ASSETS

Current assets:
  Cash and short-term deposits..............................    $     597       $  10,613
  Accounts receivable.......................................       20,111          14,030
  Other.....................................................          792             282
                                                                ---------       ---------
                                                                   21,500          24,925

Capital assets--net.........................................      275,471         288,477

Deferred income taxes.......................................       10,892           5,182
                                                                ---------       ---------
                                                                $ 307,863       $ 318,584
                                                                =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued..............................    $  16,791       $  22,533

Long-term debt..............................................       45,000          40,000

Abandonment cost accrual....................................        8,305           7,421

Deferred income taxes.......................................       13,978          13,684

Shareholders' equity:
  Preferred shares of a subsidiary..........................       63,403          63,403
  Common shares.............................................      189,010         189,108
  Contributed surplus.......................................           26              --
  Deficit...................................................      (28,650)        (17,565)
                                                                ---------       ---------
                                                                  223,789         234,946
                                                                ---------       ---------
                                                                $ 307,863       $ 318,584
                                                                =========       =========

         See Notes to the Consolidated Condensed Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

               CONSOLIDATED CONDENSED STATEMENT OF INCOME (LOSS)

           (U.S. $ IN THOUSANDS EXCEPT SHARES AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                         PERIOD ENDED SEPTEMBER 30,
                                            -----------------------------------------------------
                                                   NINE MONTHS                THREE MONTHS
                                            -------------------------   -------------------------
                                               1999          1998          1999          1998
                                            -----------   -----------   -----------   -----------
Production revenue, net of royalties......  $    52,954   $    44,852   $    22,569   $    13,822
Interest and other revenue (Note 2).......          570         2,613           194           121
                                            -----------   -----------   -----------   -----------
                                                 53,524        47,465        22,763        13,943

Production costs..........................       10,985        12,219         3,623         4,206
General and administrative expenses.......        3,354         3,668           981           917
Interest..................................        1,867           285           666           260
Depletion and amortization................       38,711        30,096        13,619         9,905
Additional depletion: Libyan properties
  (Note 3)................................       11,393            --            --            --
                                            -----------   -----------   -----------   -----------
                                                 66,310        46,268        18,889        15,288
                                            -----------   -----------   -----------   -----------
Income (loss) before income taxes and
  dividends on a preferred shares of a
  subsidiary..............................      (12,786)        1,197         3,874        (1,345)
Income taxes (Note 4).....................       (5,408)        1,141         1,356          (109)
                                            -----------   -----------   -----------   -----------
Income (loss) before dividends on
  preferred shares of a subsidiary........       (7,378)           56         2,518        (1,236)
Dividends on preferred shares of
  a subsidiary............................        3,707         3,707         1,236         1,236
                                            -----------   -----------   -----------   -----------
Net income (loss) applicable to
  common shares...........................  $   (11,085)  $    (3,651)  $     1,282   $    (2,472)
                                            ===========   ===========   ===========   ===========
Net income (loss) per common share
  (Note 5):
    --Basic...............................  $     (0.83)  $     (0.27)  $      0.10   $     (0.18)
                                            ===========   ===========   ===========   ===========
    --Fully diluted.......................  $     (0.83)  $     (0.27)  $      0.10   $     (0.18)
                                            ===========   ===========   ===========   ===========
Weighted average number of common shares
  outstanding:
    --Basic...............................   13,350,383    13,520,786    13,348,645    13,438,005
                                            ===========   ===========   ===========   ===========
    --Fully diluted.......................   13,350,383    13,520,786    13,348,645    13,438,005
                                            ===========   ===========   ===========   ===========

           See Notes to Consolidated Condensed Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                      CONSOLIDATED CONDENSED STATEMENT OF
                                   CASH FLOWS

                             (U.S. $ IN THOUSANDS)

                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                   1999             1998
                                                              --------------   --------------
Operating activities:
  Net income (loss) applicable to common shares.............    $ (11,085)       $  (3,651)
  Items not requiring a current cash outlay.................       44,688           31,210
                                                                ---------        ---------
                                                                   33,603           27,559
  Net change in non-cash operating working capital (Note
    6)......................................................       (6,358)            (713)
                                                                ---------        ---------
                                                                   27,245           26,846
Financing activities:
  Increase in long-term debt................................        5,000           25,000
  Purchase of common shares for cancellation................          (80)          (5,355)
  Issue of common shares....................................            9              437
                                                                ---------        ---------
                                                                    4,929           20,082
Investing activities:
  Lease acquisition, exploration and drilling costs.........      (30,270)         (55,847)
  Pipelines and production equipment acquired...............       (6,072)         (10,351)
  Sale of producing properties..............................          155               --
                                                                ---------        ---------
                                                                  (36,187)         (66,198)
  Purchase of other capital assets..........................          (28)             (87)
  Change in investing accounts payable and accrued..........       (5,975)          (1,465)
                                                                ---------        ---------
                                                                  (42,190)         (67,750)
                                                                ---------        ---------
  Change in cash and short-term deposits....................      (10,016)         (20,822)
  Beginning cash and short-term deposits....................       10,613           26,925
                                                                ---------        ---------
  Ending cash and short-term deposits.......................    $     597        $   6,103
                                                                =========        =========

           See Notes to Consolidated Condensed Financial Statements.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    In the opinion of Chieftain International, Inc. (the "Company" and together with its subsidiaries "Chieftain"), the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as at September 30, 1999 and December 31, 1998 and the results of operations and cash flows for the nine month periods ended September 30, 1999 and 1998. Certain information and notes normally included in Chieftain's financial statements prepared in conformity with Canadian generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in Chieftain's Annual Report on Form 10-K for the year ended December 31, 1998.

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make informed judgements and estimates. Actual results may differ from those estimates.

The results of operations and cash flows for the nine month period ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

Material differences between Canadian and US accounting principles that affect Chieftain are referred to in Note 7, which provides the effects of such differences on earnings and balance sheet accounts.

2.  INTEREST AND OTHER REVENUE

    Interest and other revenue for the first quarter of 1998 included
$1.6 million awarded by the courts pursuant to a successful claim for recovery of excess transportation charges incurred from 1990 through 1997. The award comprises transportation charges, legal fees and judgment interest in the amounts of $1,129,000, $282,000 and $189,000, respectively.

3.  ADDITIONAL DEPLETION

    Additional depletion of $11.4 million arises from the termination of an exploration program and production test in Libya.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

4.  INCOME TAXES

    The provision for income taxes differs from the amount of income tax determined by applying the Canadian statutory rate to pre-tax income (loss) before dividends paid on preferred shares of a subsidiary as a result of the following:

                                        NINE MONTHS ENDED    THREE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                       -------------------   -------------------
                                         1999       1998       1999       1998
                                       --------   --------   --------   --------
                                                 (U.S.$ IN THOUSANDS)
Tax at statutory Canadian rate
  44.62%.............................  $ (5,705)  $    534   $  1,729   $   (603)
Lower income tax rate on earnings of
  US subsidiaries....................       (76)      (144)      (407)        95
Canadian income tax on exchange loss
  (gain) which is eliminated upon
  consolidation......................       634        220         41         47
Prior years' tax reassessments.......        --        208         --        208
Exchange revaluation of Canadian
  deferred tax assets................      (289)       222         (9)       105
Other................................        28        101          2         39
                                       --------   --------   --------   --------
Tax at effective rate................  $ (5,408)  $  1,141   $  1,356   $   (109)
                                       ========   ========   ========   ========
Effective tax rate...................      42.3%      95.3%      35.0%       8.1%
                                       ========   ========   ========   ========

5.  PER SHARE AMOUNTS

    Net income (loss) per common share is computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the period.

In the calculation of fully diluted earnings per share, shares outstanding are adjusted for share options and shares issuable on conversion of preferred shares were dilutive. Earnings are adjusted by the amount of imputed interest on share option proceeds and preferred share dividends.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

    Cash outflows for (inflows from) income taxes during the 1999 third quarter were $(29,000) (year-to-date--$(12,000)) (1998--third quarter--$14,000;
year-to-date--$41,000). Cash outflows for long-term debt interest during the 1999 third quarter were $653,000 (year-to-date--$1,804,000) (1988--
third-quarter--$156,000; year-to-date--$156,000).

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

7.  UNITED STATES ACCOUNTING PRINCIPLES

    (A) FULL COST ACCOUNTING

US full cost accounting rules differ materially from the Canadian full cost accounting guidelines followed by Chieftain. The US rules require an impairment test to be conducted quarterly whereas the Canadian guidelines require this test only at year-end. In determining the limitation on carrying values, US rules require the discounting of future net revenues at 10%, and Canadian guidelines require the use of undiscounted future net revenues and the deduction of estimated future administrative and financing costs. The quarterly test required by US accounting rules, using a March 31, 1999 UK natural gas price of $0.84 per mcf to determine future net revenues, would have resulted in a write-down of UK property carrying costs at March 31, 1999 of $7.1 million and, after providing for tax recoveries of $3.1 million, a net charge to operations of $4.0 million. Using June 30, 1998 US gas and oil prices of $2.09 per mcf and $12.40 per barrel to determine future net revenues would have resulted in a write-down of US property carrying costs at June 30, 1998 of $24.7 million and, after providing for tax recoveries of $8.6 million, a net charge to operations of $16.1 million.

    (B) EFFECT ON EARNINGS

The effect on consolidated earnings of these differences is summarized as follows:

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                  -----------------------------------
                                                       1999                 1998
                                                  --------------       --------------
                                                  (U.S. $ IN THOUSANDS, EXCEPT SHARES
                                                        AND PER SHARE AMOUNTS)
Net income (loss) applicable to common shares as
  reported......................................   $   (11,085)         $    (3,651)
Additional depletion............................        (7,104)             (24,725)
                                                   -----------          -----------
                                                       (18,189)             (28,376)
Add reduction in depletion expense..............        13,122                2,631
Decrease (increase) in deferred tax provision...        (1,656)               7,449
                                                   -----------          -----------
Net income (loss) applicable to common shares
  under
  US accounting principles......................   $    (6,723)         $   (18,296)
                                                   ===========          ===========
Net income (loss) per common share under
  US accounting principles:
      --Basic...................................   $     (0.50)         $     (1.35)
                                                   ===========          ===========
      --Fully diluted...........................   $     (0.50)         $     (1.35)
                                                   ===========          ===========
Fully diluted number of common shares
  outstanding...................................    13,350,383           13,520,786
                                                   ===========          ===========

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30
                                                  -----------------------------------
                                                       1999                 1998
                                                  --------------       --------------
                                                  (U.S. $ IN THOUSANDS, EXCEPT SHARES
                                                        AND PER SHARE AMOUNTS)
Net income (loss) applicable to common shares as
  reported......................................   $     1,282          $    (2,472)
                                                   -----------          -----------
Add reduction in depletion expense..............         4,926                1,212
Decrease (increase) in deferred tax provision...        (1,830)                (708)
                                                   -----------          -----------
Net income (loss) applicable to common shares
  under
  US accounting principles......................   $     4,378          $    (1,968)
                                                   ===========          ===========
Net income (loss) per common share under
  US accounting principles:
      --Basic...................................   $      0.33          $     (0.15)
                                                   ===========          ===========
      --Fully diluted...........................   $      0.32          $     (0.15)
                                                   ===========          ===========
Fully diluted number of common shares
  outstanding...................................    13,493,458           13,438,005
                                                   ===========          ===========

    (C) EFFECT ON BALANCE SHEET

The effect on the Consolidated Condensed Balance Sheet of the differences between Canadian and US accounting principles is as follows:

                                         AS AT                     AS AT
                                  SEPTEMBER 30, 1999         DECEMBER 31, 1998
                                -----------------------   -----------------------
                                              UNDER US                  UNDER US
                                    AS       ACCOUNTING       AS       ACCOUNTING
                                 REPORTED    PRINCIPLES    REPORTED    PRINCIPLES
                                ----------   ----------   ----------   ----------
                                              (U.S.$ IN THOUSANDS)
Net capital assets............  $  275,471   $  178,529   $  288,477   $  185,517
Deferred tax--asset...........  $   10,892   $   31,993   $    5,182   $   28,233
Deferred tax--liability.......  $   13,978   $       --   $   13,684   $       --
Deficit.......................  $  (28,650)  $  (90,513)  $  (17,565)  $  (83,790)

Additionally for U.S. reporting purposes, the preferred shares shown as shareholders' equity in these consolidated condensed financial statements would be shown outside the equity section.

             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                          SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

    (D) STOCK-BASED COMPENSATION

The Company applies the intrinsic value method prescribed by APB Opinion 25 and related interpretations in accounting for share option transactions. Accordingly, no compensation cost is recognized in the accounts. US accounting principles require disclosure of the impact on earnings and earnings per share of the value of options granted after 1994, calculated in accordance with FAS 123. For the nine months ended September 30, 1999 such impact would amount to a net of tax charge to income (loss) of $946,000 (1998--$1,270,000) and for the three months ended September 30, such impact would amount to a net of tax charge to income (loss) of $355,000 (1998--$397,000). Under US accounting principles after reflecting this charge, for the nine months ended
September 30, pro forma net income (loss) applicable to common shares would be $(7,669,000) (1998--($19,566,000)); net income (loss) per common share would be
$(0.57) (1998--$(1.45)); and pro forma fully diluted earnings (loss) per common share would be $(0.57) (1998--$(1.45)). For the three months ended
September 30, pro forma net income (loss) applicable to common shares under US accounting principles would be $4,023,000 (1998--$(2,365,000)); pro forma net income (loss) per common share would be $0.30 (1998--$(0.18)); and pro forma fully diluted earnings (loss) per common share would be $0.30 (1998--$(0.18)). These effects are not necessarily indicative of those to be expected in future periods.

PROSPECTUS

                                  $300,000,000

                                     [LOGO]

                         CHIEFTAIN INTERNATIONAL, INC.

                        COMMON SHARES, PREFERRED SHARES,
                          DEBT SECURITIES AND WARRANTS

--------------------------------------------------------------------------------

We will offer and sell from time to time Chieftain common shares, preferred shares, debt securities, or warrants. We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement together with any and all documents incorporated by reference herein and in any supplement carefully before you invest.

Our common shares are listed on the American Stock Exchange and The Toronto Stock Exchange under the symbol "CID."

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 20, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              ---------
About This Prospectus.......................................      3

Enforcement of Civil Liabilities............................      3

Where You Can Find More Information.........................      3

Forward-Looking Statements..................................      4

Chieftain...................................................      5

Risk Factors................................................      6

Ratios of Earnings to Fixed Charges.........................      8

Use of Proceeds.............................................      9

Description of Share Capital................................      9

Description of Debt Securities..............................     14

Description of Warrants.....................................     19

Plan of Distribution........................................     21

Legal Matters...............................................     22

Experts.....................................................     22

                          ----------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION WE HAVE INCLUDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

As used in this prospectus, "Chieftain," "we," "us" and "our" refer to Chieftain International, Inc., a company organized under the laws of the Province of Alberta, Canada, and its subsidiaries.

                        ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation organized in Canada under the Business Corporations Act (Alberta). Most of our directors and officers are not residents of the United States, and all or a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult for holders of our securities to effect service of process within the United States upon those directors and officers who do not reside in the U.S. or to enforce against them in the U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions under U.S. federal securities laws. We have been advised by our Canadian counsel, Bennett Jones, that there is doubt as to whether, in original actions or actions for enforcement of judgments of U.S. courts, liabilities predicated solely upon U.S. federal securities laws are enforceable in Canada against us or any of our directors or officers or the experts named herein, who are not residents of the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You may also inspect our filings at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's web site at http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934:

1.  Our Annual Report on Form 10-K for the year ended December 31, 1998.

2.  Our Proxy Statement dated March 11, 1999 filed with the SEC on April 7,
    1999.

3. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999.

4. The description of our common shares contained in our registration statement on Form 8-A, dated April 7, 1989, as amended on April 12, 1989, and any subsequent amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

5. The description of our Shareholder Rights Plan Agreement contained in our registration statement on Form 8-A, dated October 20, 1999, and any subsequent amendment or report filed on or after the date of this prospectus for the purpose of updating the description.

You may request a copy of these filings at no cost, by writing or telephoning Esther S. Ondrack, Senior Vice President and Secretary, Chieftain
International, Inc., 1201 TD Tower, 10088 - 102 Avenue, Edmonton, Alberta, Canada T5J 2Z1, telephone number (780) 425-1950.

                           FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and in the documents we have incorporated by reference contains, and any prospectus supplement may contain, forward-looking statements. Forward-looking statements use forward-looking terms such as "believe," "may," "intend," "will," "project," "budget," "should" or "anticipate" or other similar words. These statements discuss "forward-looking" information such as:

 - anticipated capital expenditures and budgets;

 - future cash flows and borrowings; and

 - pursuit of potential future acquisition or drilling opportunities.

These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

 - fluctuations of the prices received or demand for oil and natural gas;

 - uncertainty of drilling results, reserve estimates and reserve replacement;

 - operating hazards;

 - acquisition risks;

 - unexpected substantial variances in capital requirements;

 - environmental matters;

 - Year 2000 computer-related interruptions; and

 - general economic conditions.

Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, in any prospectus supplement and in the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

                                   CHIEFTAIN

Chieftain International, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil. Our producing properties and exploration acreage are primarily located in the shallow waters of the U.S. Gulf of Mexico. We also have properties located onshore in Louisiana, in the Four Corners area of southeast Utah and the U.K. sector of the North Sea.

We have assembled a large natural gas and oil lease acreage position in the Gulf of Mexico. Our lease interests in the Gulf of Mexico include a balanced portfolio of exploration and development drilling prospects. These prospects range from high-impact prospects with relatively greater risks, which we believe have the potential to add substantially to our reserves, to relatively lower risk development and exploitation projects with lower reserve potential. Our exploration efforts are supported by an extensive 3-D seismic database covering most of our leases. We believe that our seismic database and related technological expertise have contributed to our successful exploration and development track record. We believe our conservative capital structure provides us with the financial flexibility to take advantage of our prospects and other opportunities, including acquisitions of leasehold acreage and producing properties.

                                  RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the following risk factors before you decide to buy any of our securities. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus before you decide to buy any of our securities.

IF WE CANNOT REPLACE OUR RESERVES, OUR PRODUCTION AND FINANCIAL CONDITION WILL SUFFER.

Unless we successfully replace our reserves, our production will decline, resulting in lower revenues and cash flow. Replacing our reserves is particularly important because most of our reserves are in the Gulf of Mexico where wells normally have steeper rates of decline than onshore wells. Reduced reserves may also make borrowing and raising equity more difficult. In response to lower oil and natural gas prices, our capital expenditures in 1999 are expected to be $55 million, compared to $92.6 million in 1998. At this level of capital expenditures, it is more difficult to replace our reserves. Furthermore, for the reasons discussed below, even if capital is spent on drilling or to make acquisitions, such efforts have a risk of being unsuccessful.

DRILLING WELLS IS SPECULATIVE AND CAPITAL INTENSIVE.

Exploring for oil and natural gas and developing oil and natural gas properties require significant capital expenditures and involve a high degree of financial risk. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise and supply tightens. Drilling may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic. In addition to their costs, unsuccessful wells can hurt our efforts to replace reserves.

RESERVES ON PROPERTIES WE BUY MAY NOT MEET OUR EXPECTATIONS AND COULD CHANGE THE NATURE OF OUR BUSINESS.

Property acquisition decisions are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately a property's production and profitability.

In addition, we may have difficulty integrating future acquisitions into our operations, and they may not achieve our desired profitability objectives. Likewise, as is customary in the industry, we generally acquire oil and gas acreage without any warranty of title except through the transferor. In some instances, title opinions are not obtained if, in our judgment, it would be uneconomical or impractical to do so. Losses may result from title defects or from defects in the assignment of leasehold rights. While our current operations are primarily in shallow waters of the U.S. Gulf of Mexico (offshore Texas and Louisiana), we may pursue acquisitions or properties located in other geographic areas, which would decrease our geographical concentration.

ESTIMATES OF OUR PROVED RESERVES ARE UNCERTAIN AND OUR REVENUES FROM PRODUCTION MAY VARY SIGNIFICANTLY FROM ESTIMATED AMOUNTS.

The quantities and values of our proved reserves included in this prospectus are only estimates and are subject to numerous uncertainties. Estimates by other engineers might differ materially. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. These estimates depend on assumptions regarding quantities and production rates of recoverable oil and natural gas reserves, future prices for oil and natural gas, timing and amounts of development expenditures and operating expenses, all of which will vary from those assumed in our estimates. These variances may be significant.

Any significant variance from the assumptions used could result in the actual amounts of oil and natural gas ultimately recovered and future net cash flows being materially different from the estimates in our reserve reports. In addition, results of drilling, testing, production and changes in prices after the date of the estimate may result in substantial downward revisions. These estimates may not accurately predict the present value of net cash flows from oil and natural gas reserves.

At December 31, 1998, approximately 30% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves generally requires additional capital expenditures and successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, which may not occur.

WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

Exploration for and production of oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of worker's compensation laws in dealing with their employees. We maintain insurance against many potential losses and liabilities arising from our operations. However, in accordance with customary industry practice, we may not be fully insured against these risks, nor may all such risks be insurable.

GOVERNMENTAL REGULATIONS ARE COSTLY AND COMPLEX, ESPECIALLY REGULATIONS RELATING TO ENVIRONMENTAL PROTECTION.

Our U.S. exploration, production and marketing operations are regulated extensively at the federal, state and local levels. These regulations affect the costs, manner and feasibility of our operations. As an owner and operator of oil and gas properties, we are subject to federal, state and local regulation of discharge of materials into, and protection of, the environment. We have made and will continue to make significant expenditures in our efforts to comply with the requirements of these environmental regulations, which may impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damage and require suspension or cessation of operations in affected areas. Changes in, or additions to, regulations regarding the protection of the environment could increase our compliance costs and may negatively impact our business.

We are subject to state and local regulations that impose permitting, reclamation, land use, conservation and other restrictions on our ability to drill and produce. These laws and regulations can require well and facility sites to be closed and reclaimed. We buy and sell interests in properties that have been operated in the past, and, as a result of these transactions, we may retain or assume clean-up or reclamation obligations for our own operations or those of third parties.

U.S. offshore oil and gas operations are subject to regulations of the United States Department of the Interior, which currently impose absolute liability upon the lessee under a federal lease for the cost of pollution clean-up resulting from the lessee's operations, and could subject the lessee to possible liability for pollution damage. In the event of a serious incident of pollution, a lessee under a federal lease may be required to suspend or cease operations in the affected area.

In the U.K., deposits of substances or articles at sea from offshore oil and gas operations are subject to the licensing control of the Ministry of Agriculture, Fisheries and Food. The breach of a license will result in criminal liability and possible civil liability for the cost of any resulting pollution clean-up. In the event of a serious incident of pollution, the Ministry may vary or revoke a license.

WE MAY HAVE DIFFICULTY COMPETING FOR OIL AND GAS PROPERTIES OR SUPPLIES.

We operate in a highly competitive environment, competing with major integrated and independent energy companies for desirable oil and gas properties, as well as for the equipment, labor and materials required to develop and operate those properties. Many of these competitors have financial resources substantially greater than ours. We may incur higher costs or be unable to acquire and develop desirable properties at costs we consider reasonable because of this competition.

OUR SHAREHOLDER RIGHTS PLAN AND BY-LAWS DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT YOU FROM REALIZING A PREMIUM FOR YOUR COMMON SHARES.

We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our articles of incorporation and by-laws contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests which include:

 - provisions that members of the board of directors are elected and retire in rotation; and

 - the ability of the board of directors to designate the terms of, and to issue new series of, preferred shares.

Together, these provisions and our shareholder rights plan may discourage transactions that otherwise could involve payment to you of a premium over prevailing market prices for your common shares.

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges or the deficiency of our consolidated earnings to cover fixed charges for each period indicated.

                                                  SIX MONTHS                  YEAR ENDED DECEMBER 31,
                                                     ENDED       --------------------------------------------------
                                                 JUNE 30, 1999     1998      1997      1996       1995       1994
                                                 -------------   --------   -------   -------   --------   --------
                                                                (U.S. $ IN THOUSANDS, EXCEPT RATIOS)
      CANADIAN GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES:
       Ratio of Earnings to Fixed Charges......      --            --         2.1       2.0       --         --
       Deficiency of Earnings to Cover Fixed
         Charges...............................     $20,820      $12,157     --        --       $ 4,551    $21,757

      U.S. GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES (1):
       Ratio of Earnings to Fixed Charges......      --            --         2.5       2.3       --         --
       Deficiency of Earnings to Cover Fixed
         Charges...............................     $20,026      $98,013     --        --       $12,337    $20,798

---------------------

(1) See Note 11 to the audited consolidated financial statements for the year ended December 31, 1998 that appear in our Annual Report on Form 10-K for the year ended December 31, 1998 and Note 7 to the unaudited consolidated condensed financial statements for the period ended June 30, 1999 that appear in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

For purposes of computing the ratios of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense and preferred share dividend requirements of our consolidated subsidiary, Chieftain International Funding Corp.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general corporate purposes, which may include repaying indebtedness and funding capital expenditures, acquisitions and working capital.

                          DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is based upon our articles of incorporation, our by-laws and applicable provisions of law. The following description is qualified in its entirety by reference to such articles of incorporation and by-laws, which have been filed as exhibits to earlier registration statements filed by us with the SEC. See "Where You Can Find More Information."

Certain provisions of our articles of incorporation and by-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares held.

AUTHORIZED AND OUTSTANDING SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares, an unlimited number of First Preferred shares and an unlimited number of Second Preferred shares. As of September 30, 1999 there were 13,349,059 common shares outstanding and no First Preferred shares or Second Preferred shares outstanding.

COMMON SHARES

 VOTING RIGHTS

Pursuant to our articles of incorporation and by-laws, the holders of our common shares are entitled to one vote for each common share held at all meetings of shareholders other than meetings of another class or series of shares. However, pursuant to the subordinated guarantee agreement that we entered into in 1992 when our subsidiary, Chieftain International Funding Corp., issued its $1.8125 Convertible Redeemable Preferred shares, we have agreed to use our best efforts, subject to applicable law, to nominate and cause to be elected to our board of directors two persons designated by the holders of a majority of the outstanding Chieftain International Funding Corp. $1.8125 Convertible Redeemable Preferred shares if Chieftain International Funding Corp. shall have failed to declare and pay dividends on its $1.8125 Convertible Redeemable Preferred shares in the manner required for any six or more quarterly dividend payments and until all such accumulated and unpaid dividends are paid in full.

 DIVIDENDS AND LIQUIDATION RIGHTS

The holders of our common shares are entitled to any dividends as may be declared by the board of directors, subject to the preferential rights attaching to the First Preferred shares and the Second Preferred shares and any other of our shares ranking in priority to the common shares. In addition, pursuant to the subordinated guarantee agreement that we entered into in 1992 when our subsidiary, Chieftain International Funding Corp., issued its $1.8125 Convertible Redeemable Preferred shares, we have agreed that we will not declare or pay or set apart for payment any dividend on any of our share capital and that no other distribution shall be paid or declared and set apart for payment and no other distribution shall be made upon any of our share capital unless
(a) the full cumulative dividends on all outstanding $1.8125 Convertible Redeemable Preferred shares have been paid, (b) sufficient funds have been set apart for the payment of dividends for the then current period on the $1.8125 Convertible

Redeemable Preferred shares and (c) the full redemption price for the $1.8125 Convertible Redeemable Preferred shares which have been called for redemption has been paid or set apart for payment in accordance with the certificate of designation for the $1.8125 Convertible Redeemable Preferred shares.

In the event of our liquidation, dissolution or winding up, the holders of our common shares are entitled, subject to the rights of the holders of our shares ranking in priority to the common shares, to participate ratably among themselves, and ratably with the holders of any shares ranking on a parity with the common shares, in any distribution of our assets remaining after the payment of all our liabilities.

 OTHER PROVISIONS

There are no preemptive rights to subscribe for any additional securities which we may issue and there are no redemption provisions or sinking fund provisions applicable to the common shares. All outstanding common shares are legally issued, fully paid and nonassessable.

 TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for our common shares in Canada is the CIBC Mellon Trust Company at its principal office located in each of the cities of Calgary and Toronto. The transfer agent and registrar for our common shares in the United States is ChaseMellon Shareholder Services of New York at its principal office located in the City of New York.

PREFERRED SHARES

Pursuant to our articles of incorporation and by-laws, we are authorized to issue one or more series of First Preferred shares and Second Preferred shares. The First Preferred shares and the Second Preferred shares are alike in all respects except that any First Preferred shares have a preference over the Second Preferred shares upon our liquidation, dissolution or winding up or in respect of payment of any dividends thereon.

Either the First Preferred shares or the Second Preferred shares may be issued in one or more series. Each series may consist of the number of shares as may be determined by our board of directors. Our board of directors may, by resolution, fix the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of each series including:

 - the rate of preferential dividends;

 - the dates of payment of dividends;

 - the terms and conditions of redemption, purchase or conversion, if any; and

 - any sinking fund or other provisions.

The holders of preferred shares are not entitled, as such, to receive notice of or to vote at any meeting of our common shareholders except as may be required by law.

The preferred shares of each series will rank on a parity with the preferred shares of every other series of the same class. They will be entitled to preference over our common shares and any other shares ranking junior to them with respect to priority in payment of dividends and to the distribution of assets or return of capital in the event of our liquidation, dissolution or winding up, or any other distribution of the assets or return of capital among our shareholders for the purpose of winding up our affairs. However, pursuant to the subordinated guarantee agreement that we entered into in 1992 when our subsidiary, Chieftain International Funding Corp., issued its $1.8125 Convertible Redeemable Preferred shares, we may not pay dividends on our preferred shares until the payment of dividends on the

$1.8125 Convertible Redeemable Preferred shares has been provided for. See "Common Shares--Dividends and Liquidation Rights" for more information. In the event of our liquidation, dissolution, winding up or other distribution of our assets or return of capital, the holders of the preferred shares will be entitled to receive, in priority to the holders of our common shares and any other shares ranking junior to the preferred shares, the amount paid up on the preferred shares and all accrued and unpaid dividends. The holders of the preferred shares will not be entitled to share in any further distribution of our property or assets.

The applicable prospectus supplement will describe the terms of any series of preferred shares being offered, including:

 - the number of shares and designation or title of the shares;

 - any liquidation preference per share;

 - any redemption, repayment or sinking fund provisions;

 - any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

 - any voting rights;

 - the currency or currencies, including composite currencies in which the preferred shares are denominated and/or in which payments will or may be payable;

 - the method by which amounts in respect of the preferred shares may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

 - whether the preferred shares are convertible or exchangeable and, if so, the securities or rights into which the preferred shares are convertible or exchangeable, and the terms and conditions of conversion or exchange;

 - the place or places where dividends and other payments on the preferred shares will be payable;

 - any conditions or restrictions on the creation and the issuance of any additional shares; and

 - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

The transfer agent for each series of preferred shares will be described in the applicable prospectus supplement.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

Our articles of incorporation and by-laws provide that our directors shall be elected and retire in rotation. Directors are elected to three year terms and only one-third of the directors stands for election in a given year. In addition, our board of directors has the ability to designate the terms of, and to issue new series of, preferred shares. These provisions may have the effect of discouraging unsolicited takeover proposals that our common shareholders might consider to be in their best interests and that otherwise could involve payment to our common shareholders of a premium over prevailing market prices for their common shares.

OUR RIGHTS PLAN

Pursuant to our shareholder rights plan, one right to purchase additional common shares attaches to each of our common shares. In addition, one convertible right attaches to each $1.8125 Convertible Redeemable Preferred share of Chieftain International Funding Corp. Each convertible right entitles its holder to receive one right to purchase additional common shares for each whole common share issued upon conversion of such convertible preferred share into our common shares. The rights and the convertible rights trade automatically with their respective shares and become exercisable under the circumstances described below. Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder, including the right to vote or receive dividends.

 CERTAIN EFFECTS OF OUR RIGHTS PLAN

Our rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire us and other coercive takeover tactics. The primary purpose of our rights plan is to ensure that any bid for our common shares, in the context of a takeover, will be made for all our common shares, at the same price, and with sufficient time for our common shareholders to fully consider the bid. The provisions of our rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such a takeover may offer our common shareholders the opportunity to sell their common shares at a price above the prevailing market rate and may be favored by a majority of our common shareholders. See "Risk Factors--Our shareholder rights plan and by-laws discourage unsolicited takeover proposals and could prevent you from realizing a premium for your common shares."

 SUMMARY OF PRINCIPAL ATTRIBUTES OF OUR RIGHTS PLAN

The following is a general summary of the terms of our rights plan, which is qualified in its entirety by reference to the text of the rights plan agreement.

(a) One right to purchase common shares on the terms and conditions set forth in the rights plan agreement is issued at no cost and attaches to each outstanding common share.

(b) One convertible right entitling the holder to receive one right for each whole common share issued on conversion of a $1.8125 Convertible Redeemable Preferred share of Chieftain International Funding Corp., which is convertible into our common shares, is issued at no cost and attaches to each such outstanding convertible preferred share.

(c) Until the "separation time" (the eighth trading day following the earlier of (1) the date on which a person or group of people acquire beneficial ownership (as defined in the rights plan) of 25% or more of our common shares (an "acquiring person") and (2) the commencement date of a takeover bid which is not a Permitted Bid (as defined below)), rights trade with the common shares to which they are attached, have no value and may not be exercised.

(d) At the separation time, rights separate and trade separately from the common shares and, promptly following the separation time, separate certificates evidencing the rights are mailed to holders of record of our common shares and, as applicable, to the holders of record of the $1.8125 Convertible Redeemable Preferred shares of Chieftain International Funding Corp. as of the separation time. In addition, after the separation time, each right (other than any rights held by the acquiring person) may be exercised to acquire, on payment of the exercise price, common shares having an aggregate market value equal to twice the exercise price. The initial exercise price of a right is Cdn. $80 or the U.S.$ equivalent thereof (the "exercise price") and is subject to certain adjustments. Where a takeover bid that is not a Permitted Bid or a Competing Permitted Bid (as defined below) is withdrawn after the separation time, our board of directors may elect to redeem all the outstanding rights at a price of Cdn. $0.001 each. Upon such redemption, the rights plan will continue in effect as if the separation time had never occurred.

(e) A Permitted Bid is an offer:

       - that is open for a minimum of 75 days;

       - that is made to acquire all of our outstanding common shares;

       - that is made by an offeror holding not more than 10% of our common shares;

       - pursuant to which the offeror agrees not to acquire any additional common shares unless 50% or more of the shares not held by the offeror are tendered, failing which the offer will cease to be a Permitted Bid; and

       - which, if successful, allows shareholders who have not already tendered their shares a further 15 business days in which to do so.

(f) A Competing Permitted Bid has the same requirements as a Permitted Bid except that a Competing Permitted Bid must remain open for the greater of 21 days and the time then remaining under the outstanding Permitted Bid. The reduction in the acceptance time for a Competing Permitted Bid is intended to allow, to the extent possible, all takeover bids to be considered by our common shareholders within the same time period.

(g) The shareholder rights plan has a term of 10 years from February 23, 1994.

 GENERAL IMPACT OF OUR RIGHTS PLAN

Our rights plan should not deter a person from acquiring control of us if that person is prepared to make a takeover bid pursuant to the Permitted Bid or Competing Permitted Bid requirements. However, if an acquiring person makes a bid to acquire 25% or more of our common shares, other than by a Permitted Bid or Competing Permitted Bid, holders of rights, other than the acquiring person, may acquire additional common shares at a 50% discount to the then prevailing market price. As a result, it is unlikely that any person will acquire 25% or more of our outstanding common shares other than by way of a Permitted Bid or a Competing Permitted Bid.

The proxy mechanism of the Business Corporations Act (Alberta) is not affected by our rights plan, and a shareholder may use his statutory rights thereunder to promote a change in our management or direction. Under the Business Corporations Act (Alberta), shareholders holding not less than 5% of a company's outstanding shares that carry the right to vote at a meeting may requisition the board of directors of that company to call a meeting of shareholders.

                         DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue under the shelf registration statement. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations, issued in one or more series and referred to herein as the "senior debt securities," or subordinated obligations issued in one or more series and referred to herein as the "subordinated debt securities." The senior debt securities and the subordinated debt securities are collectively referred to as the "debt securities." We will issue each series of debt securities under an "indenture" to be entered into by us and a "trustee," qualified under the Trust Indenture Act of 1939. The name of the trustee will be set forth in the applicable prospectus supplement.

The indenture will be subject to and governed by the Trust Indenture Act of 1939.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

 - the designation, aggregate principal amount and authorized denominations;

 - whether the debt securities are senior debt securities or subordinated debt securities;

 - the maturity date;

 - the interest rate, if any, and the method for calculating the interest rate;

 - the interest payment dates and the record dates for the interest payments;

 - any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

 - the places where the principal and interest will be payable;

 - if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

 - whether the debt securities will be issued in the form of global securities or certificates;

 - additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

 - whether the debt securities will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

 - any applicable material federal tax consequences;

 - the dates on which a premium, if any, will be payable;

 - our right, if any, to defer payment of interest and the maximum length of such deferral period;

 - any listing on a securities exchange;

 - if convertible into common shares or preferred shares, the terms on which such debt securities are convertible;

 - the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

 - the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

 - if the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such debt securities and such foreign currency;

 - the initial public offering price; and

 - other specific terms, including covenants and the events of default provided for with respect to the debt securities.

Debt securities may be issued with original issue discount to be sold at a substantial discount below their principal amount. They may include "zero coupon" securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

COVENANTS

Under the indenture, we will be required to:

 - pay the principal, interest and any premium on the debt securities when due;

 - maintain a place of payment;

 - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

 - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

Any particular series of debt securities may contain covenants limiting:

 - the incurrence of additional debt (including guarantees) by us and our subsidiaries;

 - the making of certain payments by us and our subsidiaries;

 - our business activities and those of our subsidiaries;

 - the issuance of other securities by our subsidiaries;

 - asset dispositions;

 - transactions with our subsidiaries and other affiliates;

 - a change of control;

 - the incurrence of liens; and

 - certain mergers and consolidations involving us and our subsidiaries.

Any additional covenants will be described in the applicable prospectus supplement.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, will provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions.

Principal, interest and any premium on fully registered securities will be paid at the office of the paying agent that we may designate. We will make payment by check mailed to persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. Debt security payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for these purposes, without payment of any service charge, except for any tax or governmental charge.

RANKING OF DEBT SECURITIES

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all of our other unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to all existing and future senior indebtedness as set forth in the applicable prospectus supplement.

GLOBAL SECURITIES

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a "depositary" identified in the prospectus supplement relating to such series. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole (1) by the depositary to a nominee of such depositary, (2) by a nominee of such depositary to such depositary or another nominee of such depositary or (3) by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. See "Book-Entry, Delivery and Form" below for additional information.

To the extent not described in this prospectus, the terms of the depositary arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the prospectus supplement.

DISCHARGING OUR OBLIGATIONS

Except as may otherwise be set forth in any prospectus supplement, we may choose to either discharge our obligations on the debt securities of any series in a legal defeasance or release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time prior to the stated maturity or redemption of the debt securities of the series if, among other conditions:

 - we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series; and

 - we provide an opinion of our counsel that holders of the debt securities will not be affected for U.S. federal income tax purposes by the defeasance.

If we choose the legal defeasance option, holders of the debt securities of that series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, any required conversion or exchange of debt securities, any required sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

BOOK-ENTRY, DELIVERY AND FORM

Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry debt securities of a series will be issued in the form of a global debt security that will be deposited with DTC. This means that we will not issue certificates to each holder. One global debt security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred; except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

 - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

 - We determine not to require all of the debt securities of a series to be represented by a global debt security and notify the trustee of our decision.

MODIFICATION OF INDENTURE

Under the indenture, generally we and the trustee will be able to modify our rights and obligations and the rights of the holders with the consent of the holders of a specified percentage of the outstanding holders of each series of debt affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent. In addition, we and the trustee will be able to amend the indenture without the consent of any holder of the debt securities to make technical changes.

THE TRUSTEES

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee will be permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if such Trustee should acquire any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

                            DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred shares or common shares. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

DEBT WARRANTS

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

 - the title of such debt warrants;

 - the offering price for such debt warrants, if any;

 - the aggregate number of such debt warrants;

 - the designation and terms of the debt securities that may be purchased upon exercise of such debt warrants;

 - if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

 - if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

 - the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

 - the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

 - if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

 - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

 - information with respect to book-entry procedures, if any;

 - the currency or currency units in which the offering price, if any, and the exercise price are payable;

 - if applicable, a discussion of material United States federal income tax considerations;

 - the antidilution provisions of such debt warrants, if any;

 - the redemption or call provisions, if any, applicable to such debt warrants; and

 - any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

SHARE WARRANTS

The prospectus supplement relating to any particular issue of preferred share warrants or common share warrants will describe the terms of such warrants, including the following:

 - the title of such warrants;

 - the offering price for such warrants, if any;

 - the aggregate number of such warrants;

 - the designation and terms of the common shares or preferred shares that may be purchased upon exercise of such warrants;

 - if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

 - if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

 - the number of common shares or preferred shares that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

 - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

 - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

 - the currency or currency units in which the offering price, if any, and the exercise price are payable;

 - if applicable, a discussion of material United States federal income tax considerations;

 - the antidilution provisions of such warrants, if any;

 - the redemption or call provisions, if any, applicable to such warrants; and

 - any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              PLAN OF DISTRIBUTION

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

Chieftain may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers from certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

 - commercial and savings banks;

 - insurance companies;

 - pension funds;

 - investment companies; and

 - educational and charitable institutions.

In all cases, such institutions must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that
(a) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commission received by them, and any profit realized by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Certain of any such underwriters and agents, including their associates, may engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common shares, which are listed on the American Stock

Exchange and The Toronto Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                                 LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Bennett Jones, Calgary, Alberta. Certain other legal matters in connection with the securities will be passed on for us by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

The audited financial statements incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, as indicated in their report with respect to such audited financial statements, and are incorporated by reference in reliance upon the authority of such firm as experts in giving such reports. PricewaterhouseCoopers LLP is located at 1501 TD Tower, 10088 - 102 Avenue, Edmonton, Alberta, Canada, T5J 2Z1. The reserve estimates relating to our U.S. reserves, of Netherland, Sewell & Associates, Inc. incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the authority of such firm as experts in petroleum engineering.

--------------------------------------------------------------------------------

                                     [LOGO]

                         CHIEFTAIN INTERNATIONAL, INC.

                                2,500,000 SHARES
                                 COMMON SHARES

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                                         , 1999

                               CIBC WORLD MARKETS

                             DAIN RAUSCHER WESSELS
 A DIVISION OF DAIN RAUSCHER INCORPORATED

                           A.G. EDWARDS & SONS, INC.

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION WE HAVE INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.